UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

BOSTON PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 annual meeting of stockholders of Boston Properties, Inc. The annual meeting will be held on Monday, May 12, 2008 at 10:00 a.m., Eastern Time, at 599 Lexington Avenue, Conference Room 2G/H, New York, New York.

The attached proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Boston Properties by voting on the matters described in this proxy statement. Following the formal portion of the meeting, we will report on the operations of our company and our directors and management team will also be available to answer appropriate questions from stockholders.

Your vote is important. We hope that you will be able to attend the meeting. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or vote by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as instructed on your proxy card or you may revoke your proxy at the meeting and vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Mortimer B. Zuckerman

Chairman of the Board

Edward H. Linde

Chief Executive Officer

BOSTON PROPERTIES, INC.

800 Boylston Street

Suite 1900

Boston, MA 02199-8103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2008

The 2008 annual meeting of stockholders of Boston Properties, Inc. will be held on Monday, May 12, 2008 at 10:00 a.m., Eastern Time, at 599 Lexington Avenue, New York, New York, for the following purposes:

1.	To elect four Class II directors, each to serve for a three-year term and until their respective successors are duly elected and qualified.

2.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2008.

3.	To consider and act upon a stockholder proposal concerning the annual election of directors, if properly presented at the meeting.

4.	To consider and act upon any other matters that are properly brought before the annual meeting and at any adjournments or postponements thereof.

You may vote if you were a stockholder of record as of the close of business on March 20, 2008. If you do not plan to attend the meeting and vote your shares of common stock in person, please vote in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is free if made in the United States, Canada or Puerto Rico);

•	Go to the website address shown on your proxy card and vote via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

FRANK D. BURT, ESQ.
Secretary

April 4, 2008

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to be Held on May 12, 2008

This proxy statement and our 2007 annual report to stockholders are available at http://www.bostonproperties.com/proxy.

PROXY STATEMENT

i

ii

April 4, 2008

BOSTON PROPERTIES, INC.

800 Boylston Street

Suite 1900

Boston, MA 02199-8103

PROXY STATEMENT

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about April 4, 2008 and are furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. for use at the 2008 annual meeting of stockholders of Boston Properties to be held on Monday, May 12, 2008 at 10:00 a.m., Eastern Time, at 599 Lexington Avenue, Conference Room 2G/H, New York, New York, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of meeting, including the election of directors, the ratification of the appointment of our independent registered public accounting firm and, if properly presented, consideration of a stockholder proposal concerning the annual election of directors.

Who is entitled to vote?

If our records show that you were a stockholder as of the close of business on March 20, 2008, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

May I attend the meeting?

All stockholders of record of shares of common stock of Boston Properties at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., if you hold your shares in “street name”), you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. You may obtain directions to the annual meeting on our website at http://www.bostonproperties.com/proxy.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 119,667,105 shares of common stock outstanding and entitled to vote at the annual meeting. Shares that reflect votes withheld for director nominees, abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers, banks or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

How do I vote?

Voting in Person at the Meeting.    If you are a registered stockholder and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder.    If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock in one of the following ways:

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Vote by Telephone.    You may vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 11, 2008. When you call, please have your proxy card in hand, and you will receive a series of voice instructions which will allow you to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

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Vote by Internet.    You also have the option to vote via the Internet. The website for Internet voting is printed on your proxy card. Please have your proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 11, 2008. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

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Vote by Mail.    If you would like to vote by mail, then please mark, sign and date your proxy card and return it promptly to our transfer agent, Computershare Trust Company, N.A., in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name.    If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

May I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103;

•	submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or

•	appearing in person and voting by ballot at the annual meeting.

Any stockholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.

What is householding?

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce printing and postage costs. Under applicable law, if you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker, bank or other nominee has sent one copy of our annual report and proxy statement to your address. However, even if your broker, bank or other nominee has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to Investor Relations, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103; call us with your request at (617) 236-3322; or visit our website at http://www.bostonproperties.com.

What other information should I review before voting?

Our 2007 annual report, including a copy of our annual report on Form 10-K and financial statements for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission, is being mailed to stockholders concurrently with this proxy statement. Our 2007 annual report is not part of the proxy solicitation material.

How can I access Boston Properties’ proxy materials electronically?

This proxy statement and our 2007 annual report are available on our website at www.bostonproperties.com/proxy. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, stockholders can elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials or Notices of Internet Availability of Proxy Materials online will save us the cost of producing and mailing documents to you and help conserve natural resources. You may sign up for electronic delivery by visiting http://www.bostonproperties.com/proxy.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors and its Committees

Board of Directors.    Boston Properties is currently managed by a ten member Board of Directors, which is divided into three classes (Class I, Class II and Class III). Our Board of Directors is currently composed of three Class I directors (Mortimer B. Zuckerman, Carol B. Einiger and Richard E. Salomon), four Class II directors (Lawrence S. Bacow, Zoë Baird, Alan J. Patricof and Martin Turchin) and two Class III directors (Edward H. Linde and David A. Twardock). As a result of the resignation of William M. Daley in May 2007, there is currently a vacancy in Class III. The members of each class of our Board of Directors serve for staggered three-year terms, and the terms of our current Class I, Class II and Class III directors expire upon the election and qualification of directors at the annual meetings of stockholders to be held in 2010, 2008 and 2009, respectively. At each annual meeting of stockholders, directors will be elected or re-elected for a full term of three years to succeed those directors whose terms are expiring.

Director Independence.    Under the New York Stock Exchange Corporate Governance Rules, or the NYSE Rules, a majority of the Board of Directors must qualify as “independent directors.” To qualify as an “independent director,” the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). As permitted by the NYSE Rules, the Board of Directors established categorical standards to assist it in making the required independence determinations.

Under these categorical standards, any relationship with us shall be deemed not material if:

1.	The relationship does not preclude a finding of independence under Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange Listed Company Manual (the “NYSE Disqualifying Rules”);

2.	The relationship does not involve any of the following, whether currently existing or occurring since the end of the last fiscal year or during the past three fiscal years:

(a)	a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity that has made during any of such fiscal years, or proposes to make during our current fiscal year, payments to us for property or services in excess of five percent (5%) of: (i) our consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(b)	a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity to which we have made during any of such fiscal years, or propose to make during our current fiscal year, payments for property or services in excess of five percent (5%) of: (i) our consolidated gross revenues for such fiscal year (or, in the case of proposed payments, our last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(c)	a director or an immediate family member of the director being an officer, director or trustee of a charitable organization where our annual discretionary charitable contributions in any single year to the charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues for the fiscal year;

(d)	a director or an immediate family member of a director being indebted to us in an amount in excess of $120,000;

(e)	a director being an executive officer, partner or greater than 10% equity owner of an entity, or being a trustee or a substantial beneficiary of a trust or estate, indebted to us in an amount in excess of the greater of $120,000 or 5% of such entity’s total consolidated assets, or to whom we are indebted (other than with respect to (i) any of our publicly traded debt securities or (ii) non-recourse loans secured by real estate where both we and the lender intend for the lender to transfer all right to, and control over, the loan within 12 months and the documentation includes customary provisions for loans targeted at the commercial mortgage backed securities (CMBS) or collateralized debt obligation (CDO) markets) in an amount in excess of 5% of our total consolidated assets;

(f)	a transaction or currently proposed transaction (other than relating to the ownership of our securities), which involved or involves the direct or indirect payment in a single year of in excess of $120,000 from us to a director or an immediate family member of a director; or

(g)	a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity that has a co-investment or is a joint venture partner with us where the amount of the entity’s equity investment in any single year exceeds the greater of $1 million or 2% of the total consolidated assets of the entity.

For purposes of these standards, “immediate family” member has the same meaning as in the NYSE Disqualifying Rules.

Relationships not specifically deemed not material by the above categorical standards may, in the Board’s judgment, be deemed not to be material.

Because Mses. Baird and Einiger and Messrs. Bacow, Patricof, Salomon and Twardock do not have any relationships with us other than those that are deemed not material under the foregoing categorical standards, the Board of Directors has determined that they are “independent directors” for purposes of the NYSE Rules.

Meetings.    Our Board of Directors met eleven times during 2007. Each director attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of our Board of Directors on which the director served (during the periods that he or she served), other than Mr. Martin Turchin (who attended 72% of such meetings). Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. All nine directors attended the 2007 annual meeting of stockholders.

Directors who qualify as “non-management” within the meaning of the NYSE Rules meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of the entire Board and at such other times that the non-management directors deem appropriate. Each director has the right to call an executive session. In addition, at least once per year, an executive session is held with only independent directors present. The executive sessions are chaired by the chair of the Board committee having jurisdiction over the particular subject matter to be discussed at the particular executive session or portion of an executive session.

Committees.    Our Board of Directors has the following three committees: (1) Audit, (2) Compensation and (3) Nominating and Corporate Governance. The membership and the function of each of these committees are described below.

Audit	Compensation	Nominating and Corporate Governance
Alan J. Patricof, Chair	Richard E. Salomon, Chair	Zoë Baird, Chair
Lawrence S. Bacow	Zoë Baird	David A. Twardock
Carol B. Einiger	David A. Twardock

Audit Committee.    Our Board of Directors has established an Audit Committee consisting of Messrs. Patricof (Chair) and Bacow and Ms. Einiger. The Audit Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. The Audit Committee, among other functions, (1) has the sole authority to appoint, retain, terminate and determine the compensation of our independent accountants, (2) reviews with our independent accountants the scope and results of the audit engagement, (3) approves professional services provided by our independent accountants and (4) reviews the independence of our independent accountants. Each member of the Audit Committee is “independent” as that term is defined in the rules of the SEC and the applicable NYSE Rules. Our Board of Directors determined that Mr. Patricof qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC. The Report of the Audit Committee is included in this proxy statement beginning on page 53. The Audit Committee met eight times during 2007.

Compensation Committee.    Our Board of Directors has established a Compensation Committee consisting of Messrs. Salomon (Chair) and Twardock and Ms. Baird. None of the members of the Compensation Committee are employees of Boston Properties and each of them is an independent director for purposes of the requirements of the NYSE Rules.

The Compensation Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. The Compensation Committee’s responsibilities include, among other duties, the responsibility to (1) review and approve the corporate goals and objectives relevant to the compensation of the Chairman, Chief Executive Officer and certain designated senior executive officers, (2) evaluate the performance of the Chairman, Chief Executive Officer and designated senior executive officers in light of such goals and objectives and determine and approve compensation of such officers based on such evaluation, (3) review and approve the compensation of other executive officers, (4) review and approve grants and awards under all incentive-based compensation plans and equity-based plans and (5) perform other functions or duties deemed appropriate by the Board.

The Compensation Committee makes all compensation decisions for the Chairman, the Chief Executive Officer and all other executive officers. With respect to compensation decisions relating to executive officers other than the Chairman and the Chief Executive Officer, the Compensation Committee takes into consideration recommendations made by the Chairman, Chief Executive Officer and/or President. Decisions regarding the non-equity compensation of other officers and employees are made by the Chief Executive Officer, in consultation with the President and Chief Operating Officer. The Compensation Committee has delegated limited authority to the Chief Executive Officer to make equity grants to employees who are not executive officers. The Compensation Committee also reviews and makes recommendations to the full Board of Directors regarding the compensation of non-employee directors. In 2006 and 2007 the Compensation Committee engaged SMG Advisory Group LLC, or SMG, a nationally recognized consulting firm specializing in the real estate industry, to assist the committee in determining the amount and form of executive compensation. Information concerning the nature and scope of SMG’s assignments and related disclosures is included in “Compensation Discussion and Analysis” beginning on page 20.

The Report of the Compensation Committee is included in this proxy statement on page 37. The Compensation Committee met fifteen times in 2007.

Nominating and Corporate Governance Committee.    Our Board of Directors has established a Nominating and Corporate Governance Committee (the “NCG Committee”) consisting of Ms. Baird (Chair) and Mr. Twardock, each of whom is an independent director under the NYSE Rules. The NCG Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. The NCG Committee, among other functions, is responsible for identifying individuals qualified to become Board members, consistent with criteria established by the NCG Committee, and recommending director nominees to the Board for election at each annual meeting of stockholders. The NCG Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines, establishing a policy with regard to the consideration by the NCG Committee of director candidates recommended by securityholders, establishing procedures to be followed by securityholders submitting such recommendations and establishing a process for identifying and evaluating nominees for the Board, including nominees recommended by securityholders. The NCG Committee met five times during 2007.

A copy of each of our Audit Committee, Compensation Committee and NCG Committee Charters is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.” These Charters are also available in print to any stockholder upon written request addressed to Investor Relations, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

Our Board of Directors has also established (1) a Special Transactions Committee, the members of which are Messrs. Zuckerman and E. Linde, which may approve acquisitions, dispositions, financings and refinancings involving amounts less than $25 million and may approve refinancings in amounts greater than $25 million if the existing debt is increasing by less than $25 million, and (2) a Significant Transactions Committee, the members of which are Messrs. Zuckerman, E. Linde and Twardock, which may approve acquisitions, dispositions, financings and refinancings involving amounts equal to or greater than $25 million but less than $200 million and may approve refinancings in amounts greater than $200 million if the existing debt is increasing by less than $200 million. The Special Transactions Committee held numerous informal telephonic meetings and took action by written consent four times during 2007. The Significant Transactions Committee also held various informal telephonic meetings and took action by written consent eight times during 2007.

Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Boston Properties or to discharge specific duties delegated to the committee by the full Board of Directors.

Consideration of Director Nominees

Securityholder Recommendations.    The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by securityholders in compliance with the procedures established from time to time by the NCG Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103, who will forward all recommendations to the NCG Committee. We did not receive any securityholder recommendations for director candidates for election at the 2008 annual meeting in compliance with the procedures set forth below. All securityholder recommendations for director candidates for election at the 2009 annual meeting of stockholders must be submitted to our Secretary on or before December 5, 2008 and must include the following information:

•	the name and address of record of the securityholder;

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a representation that the securityholder is a record holder of our securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934;

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the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

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a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	a description of all arrangements or understandings between the securityholder and the proposed director candidate;

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the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Board Membership Criteria.    The NCG Committee has established criteria for NCG Committee-recommended director nominees. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	the candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	the candidate must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the nominee may serve;

•

the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us and our stockholders; and

•	to the extent the candidate serves or has previously served on other boards, the candidate must have a history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	a majority of the Board of Directors shall be “independent” as defined by the NYSE Rules;

•	each of its Audit, Compensation and NCG Committees shall be comprised entirely of independent directors; and

•

at least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Finally, in addition to any other standards the NCG Committee may deem appropriate from time to time for the overall structure and composition of the Board, the NCG Committee may consider the following factors when recommending director candidates to the full Board for nomination, or presenting director candidates to the full Board for consideration:

•	whether the candidate has direct experience in the real estate industry or in the markets in which we operate; and

•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Identifying and Evaluating Nominees.    The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chairman, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate.

The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the NCG Committee may consider, in addition to the minimum qualifications for NCG Committee-recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of the Board. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Communications with the Board

If you wish to communicate with any of our directors or the Board of Directors as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of Boston Properties, Inc.], c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

If you wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chair of the Audit Committee of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

If you wish to communicate with our non-management directors as a group, you may do so by writing to Non-Management Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded by the Compliance Officer promptly to the addressee(s).

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.” These Guidelines are also available in print to any stockholder upon written request addressed to Investor Relations, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

Code of Business Conduct and Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics, which governs business decisions made and actions taken by our directors, officers and employees. A copy of this code is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.” We intend to disclose on this website any amendment to, or waiver of, any provision of this Code applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE Rules. A copy of this Code is also available in print to any stockholder upon written request addressed to Investor Relations, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

At the annual meeting, four Class II directors will be elected to serve until the 2011 annual meeting and until their respective successors are duly elected and qualified. Following the recommendation of the NCG Committee, our Board of Directors has nominated Ms. Zoë Baird and Messrs. Lawrence S. Bacow, Alan J. Patricof and Martin Turchin for election as Class II directors. Each nominee is currently serving as a director of Boston Properties. In making its recommendations, the NCG Committee considered a number of factors, including its criteria for Board membership, which included the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on the Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend.

Vote Required

Directors are elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting. Votes may be cast for or withheld from each nominee. Votes cast for the nominees will count as “yes” votes; votes that are withheld from the nominees will not be voted with respect to the director or directors indicated, but they will be counted when determining whether there is a quorum present.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITS NOMINEES, LAWRENCE S. BACOW, ZOË BAIRD, ALAN J. PATRICOF AND MARTIN TURCHIN. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

Information Regarding the Nominees, Other Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to the nominees for election as Class II directors at the annual meeting, each director who is not standing for election and the executive officers who are not directors, based on information furnished to Boston Properties by each nominee, director and executive officer as of February 1, 2008. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Nominees for Election as Class II Directors — Terms Expiring 2008

Lawrence S. Bacow.    Mr. Lawrence S. Bacow has been a director since May 7, 2003. Since September 2001, Mr. Bacow has served as President of Tufts University. Prior to his appointment to this position, Mr. Bacow served in various capacities at the Massachusetts Institute of Technology, including Chancellor from August 1998 to June 2001. During his 24-year tenure at the Massachusetts Institute of Technology, Mr. Bacow was the Lee and Geraldine Martin Professor of Environmental Studies in the Department of Urban Studies and Planning and he also served as the Director of the MIT Center for Real Estate Development, the Chair of the MIT Council on the Environment and the Chairman of the Faculty of the Massachusetts Institute of Technology. Mr. Bacow serves as a director of Tufts University, WGBH, Cummings Foundation, Campus Compact, Wheaton College and the Association of Independent Colleges and Universities of Massachusetts. He received an SB in Economics from the Massachusetts Institute of Technology and a Ph.D., an MPP and a JD from Harvard University. He is 56 years old.

Zoë Baird.    Ms. Zoë Baird has been a director since May 11, 2005. Since January 1998 she has served as President of the Markle Foundation, a private philanthropy that focuses on using information and communications technologies to address critical public needs, particularly in the areas of health care and national security. Ms. Baird serves as Co-Chair of the Markle Task Force on National Security in the Information Age and participates in the Steering Committee of Markle’s Connecting for Health Initiative. Ms. Baird previously had been Senior Vice President and General Counsel of Aetna, Inc., an international insurance company, from 1990 to 1996, and a senior visiting scholar at Yale Law School from 1996 to 1997. Prior to holding such positions, Ms. Baird had served as Counselor and Staff Executive of General Electric Co., a partner in the international law firm of O’Melveny and Myers, an associate general counsel to President Jimmy Carter and an attorney in the Office of Legal Counsel of the United States Department of Justice. Ms. Baird founded and serves as Chair Emeritus on the board of Lawyers for Children America, which is concerned with the impact of violence on children. Ms. Baird is a member of the Council on Foreign Relations and the American Law Institute, and she serves on the boards of Convergys Corporation and The Chubb Corporation. She also serves as an honorary trustee of The Brookings Institution, a director of King Hussein Foundation and serves as secretary and treasurer of the U.S. China Youth Forum. She has also served on the Technology & Privacy Advisory Committee to the United States Secretary of Defense from 2003 to 2004, President Clinton’s Foreign Intelligence Advisory Board from 1993 to 2001 and the International Competition Policy Advisory Committee to the United States Attorney General from 1997 to 2000. Ms. Baird received an undergraduate degree from the University of California at Berkeley with majors in communications and public policy, as well as political science. She also received a JD from the University of California at Berkeley’s Boalt School of Law. She is 55 years old.

Alan J. Patricof.    Mr. Alan J. Patricof has been a director since June 23, 1997. Mr. Patricof is Managing Director of Greycroft, LLC, a venture capital firm he formed in 2006. Prior to that, he was Chairman of Apax Partners, Inc., a venture capital company — formerly Patricof & Co. Ventures, Inc., the company he founded in 1969, now one of the world’s leading private equity firms with $30 billion under management or advice. He is a board member of TechnoServe, the Trickle Up Program, National Foundation for Teaching Entrepreneurship (NFTE), the Millennium Challenge Corporation and Endeavor, Inc. Mr. Patricof received a BS in Finance from Ohio State University and an MBA from Columbia Business School. He is 73 years old.

Martin Turchin.    Mr. Martin Turchin has been a director since June 23, 1997. Mr. Turchin serves as Vice-Chairman of CB Richard Ellis, the world’s largest real estate services company. From 1985 until its merger with CB Richard Ellis in July 2003, Mr. Turchin served as Vice-Chairman of Insignia/ESG, Inc., a subsidiary of Insignia Financial Group, which was one of the nation’s largest commercial real estate brokerage, consulting and management firms. Prior to joining Insignia/ESG, Inc., he spent 14 years with Kenneth E. Laub & Company, Inc. where he was involved in real estate acquisition, financing, leasing and consulting. Mr. Turchin has more than 30 years experience as a commercial real estate broker, consultant and advisor and has been involved in some of the largest real estate transactions in the United States. During his career, he has orchestrated more than 50 million square feet of real estate transactions. He is a three-time recipient of the Real Estate Board of New York’s “Most Ingenious Deal of the Year Award” and a two-time recipient of the “Robert T. Lawrence Award.” Mr. Turchin serves on the board of GenCorp Inc. He holds a BS from City College of the University of New York and a JD from St. John’s Law School. He is 66 years old.

Incumbent Class I Directors — Terms Expiring 2010

Mortimer B. Zuckerman.    Mr. Mortimer B. Zuckerman serves as Chairman of the Board of Directors of Boston Properties and has been a director since June 23, 1997. Mr. Zuckerman co-founded Boston Properties in 1970 after spending seven years at Cabot, Cabot & Forbes where he rose to the position of Senior Vice President and Chief Financial Officer. He is also Chairman and Editor-in-Chief of U.S. News & World Report and Chairman and Publisher of the New York Daily News. He serves as trustee of Memorial Sloan-Kettering and he is also a member of the JPMorgan National Advisory Board, the Council on Foreign Relations, the Washington Institute for Near East Studies and the International Institute of Strategic Studies. He is also a former Associate Professor of City and Regional Planning at the Harvard Graduate School of Design, a former lecturer of City and

Regional Planning at Yale University and a past president of the Board of Trustees of the Dana Farber Cancer Institute in Boston. Mr. Zuckerman was awarded the Commandeur De L’Ordre des Arts et des Lettres by the government of France, the Lifetime Achievement Award from Guild Hall and the Gold Medal from the American Institute of Architecture in New York. Mr. Zuckerman is a graduate of McGill University in Montreal where he received an undergraduate degree in 1957 and a degree in law in 1961. He received an MBA with distinction from the Wharton School, University of Pennsylvania in 1961 and an LLM from Harvard University in 1962. He has also received three honorary degrees. He is 70 years old.

Carol B. Einiger.    Ms. Carol B. Einiger has been a director since May 5, 2004. Ms. Einiger is President of Post Rock Advisors, LLC, a private investment advisory firm established in 2005. Ms. Einiger began a 20-year investment banking career in 1971 at Goldman, Sachs & Co. and worked at The First Boston Corporation from 1973 to 1988, becoming Managing Director and head of the Capital Markets Department and the Short-Term Finance Department. In 1988, Ms. Einiger became Executive-in-Residence and Visiting Professor at Columbia Business School, and in 1989 she joined Wasserstein Perella & Co. as Managing Director. She joined the Edna McConnell Clark Foundation in 1992, serving as Chief Financial Officer and then Acting President until 1996. Ms. Einiger served as Chief Investment Officer of The Rockefeller University from 1996 through 2005, when she established Post Rock Advisors. Ms. Einiger is a director of the New York Stem Cell Foundation, a member of the Board of Overseers of Columbia Business School and a member of the Investment Committee of UJA-Federation of New York. She previously served on the Boards of Trustees and Investment Committees of the University of Pennsylvania and the Horace Mann School, as Vice Chair of the Investment Committee of the Museum of Modern Art, as a Director of Credit Suisse First Boston (USA) and on the Advisory Board of Blackstone Alternative Asset Management L.P. Ms. Einiger is the recipient of numerous awards, including the Alumni Award of Merit of the University of Pennsylvania, the Columbia Business School Distinguished Alumna Award, the Anti-Defamation League Woman of Achievement Award and the Catalyst Award for Corporate Leadership. She received a BA from the University of Pennsylvania and an MBA from Columbia Business School. She is 58 years old.

Richard E. Salomon.    Mr. Richard E. Salomon has been a director since November 12, 1998. He is President of Mecox Ventures, Inc., a private investment company. Mr. Salomon was President and Managing Director of the investment advisory firm, Spears, Benzak, Salomon & Farrell from 1982 until 2000. Mr. Salomon serves as Senior Advisor to Mr. David Rockefeller. He represented Rockefeller interests on the Executive Committee of Embarcadero Center from 1977 until 1998. He is a trustee of the Council on Foreign Relations, the Museum of Modern Art, The Rockefeller University, the Alfred P. Sloan Foundation and the Peterson Institute of International Economics. Mr. Salomon is also a member of the Investment Committee at the Council on Foreign Relations, the Rockefeller University, the Museum of Modern Art, the Alfred P. Sloan Foundation and the Peterson Institute of International Economics. He received a BA from Yale University in 1964 and an MBA from Columbia Business School in 1967. He is 65 years old.

Incumbent Class III Directors — Terms Expiring 2009

Edward H. Linde.    Mr. Edward H. Linde has served as Chief Executive Officer of Boston Properties and has been a director since June 23, 1997. Mr. Linde also served as President until May 2007, when Douglas T. Linde was named President. Mr. Linde co-founded Boston Properties in 1970 after spending five years at Cabot, Cabot & Forbes, where he became Vice President and Senior Project Manager. Mr. Linde serves as Chairman of the Board of Trustees of the Boston Symphony Orchestra and a director of Jobs for Massachusetts. He is a past Chairman of the Board of the Beth Israel Hospital, which subsequently merged to become the Beth Israel Deaconess Medical Center, and currently serves as a Trustee. Mr. Linde is a member of The Real Estate Roundtable and serves on the Executive Committee of the National Association of Real Estate Investment Trusts, or NAREIT. Mr. Linde received a BS in Civil Engineering from the Massachusetts Institute of Technology in 1962 and an MBA from Harvard Business School. His son, Douglas T. Linde, serves as our President. Mr. Linde is 66 years old.

David A. Twardock.    Mr. David A. Twardock has been a director since May 7, 2003. Mr. Twardock is the President and Chief Executive Officer of Prudential Mortgage Capital Company, LLC, the real estate finance affiliate of Prudential Financial, Inc. Since 1982, Mr. Twardock has held numerous positions relating to real estate equity and debt with Prudential, including his position from 1996 to November 1998 as Senior Managing Director of Prudential Realty Group. Mr. Twardock is a member of the Urban Land Institute, International Council of Shopping Centers, the Economics Club of Chicago and the American Hotel & Lodging Association and he previously served as Chairman of the Real Estate Roundtable Capital Markets Committee. Mr. Twardock serves as a director of Prudential Mortgage Capital Holdings Corp. and its various subsidiaries, Prudential Asset Resources, Inc., and Prudential Realty Securities, Inc. He received a BS in Civil Engineering from the University of Illinois and an MBA in Finance and Behavioral Science from the University of Chicago. He is 50 years old.

Executive Officers who are not Directors

Douglas T. Linde.    Mr. Douglas T. Linde serves as President of Boston Properties, Inc. Prior to his appointment to this position in May 2007, he served as Executive Vice President since January 2005 and he also served as Chief Financial Officer and Treasurer from 2000 until November 2007. He joined Boston Properties in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and to develop new business opportunities and was promoted to Senior Vice President for Financial and Capital Markets in October 1998. Prior to joining Boston Properties, Mr. Linde served from 1993 to 1997 as President of Capstone Investments, a Boston real estate investment company. From 1989 to 1993, he served as Project Manager and Assistant to the Chief Financial Officer of Wright Runstad and Company, a private real estate developer in Seattle, WA. He began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group. Mr. Linde is a member of the Board of Directors of Beth Israel Deaconess Medical Center and serves on the Finance Committee and is a director of the Boston Municipal Research Bureau. Mr. Linde received a BA from Wesleyan University in 1985 and an MBA from Harvard Business School in 1989. Mr. Linde’s father, Edward H. Linde, serves as our Chief Executive Officer and a director. Mr. Linde is 44 years old.

E. Mitchell Norville.    Mr. E. Mitchell Norville serves as Executive Vice President, Chief Operating Officer with responsibilities for administrative policy and day-to-day control of our operations. Prior to his promotion to this position in May 2007, Mr. Norville served as Executive Vice President for Operations since September 2005. From March 1998 to September 2005, Mr. Norville served as Senior Vice President and Regional Manager of our Washington, D.C. office. In that capacity he was in charge of all development activities as well as being responsible for all leasing, construction, property management and administrative activities. From 1994 to 1998, he served as Senior Vice President and Senior Project Manager in our Washington, D.C. region, with responsibilities for various project developments. Since joining Boston Properties in 1984, Mr. Norville has been directly responsible for over 7.5 million square feet of new development and renovation projects. Mr. Norville is a member of the Clemson University Center For Real Estate Development (CRED) Advancement Board. He received a BS in Mechanical Engineering from Clemson University in 1980 and an MBA from the University of Virginia in 1984. He is 49 years old.

Raymond A. Ritchey.    Mr. Raymond A. Ritchey serves as Executive Vice President and National Director of Acquisitions and Development. Prior to his appointment in April 1998 to this position, he served as Senior Vice President and Co-Manager of our Washington, D.C. office. In his current position, Mr. Ritchey is responsible for all business development, leasing and marketing as well as new opportunity origination in the Washington, D.C. area. He also directly oversees similar activities on a national basis. Mr. Ritchey joined us in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, D.C. metropolitan area. For four years prior to joining us, Mr. Ritchey was one of the leading commercial real estate brokers in the Washington, D.C. area with Coldwell Banker. He is a 1972 graduate of the U.S. Naval Academy and a 1973 graduate of the U.S. Naval Post Graduate School in Monterey, California. He is 57 years old.

Michael E. LaBelle.    Mr. LaBelle serves as Senior Vice President, Chief Financial Officer and Treasurer. Prior to his appointment in November 2007 to this position, Mr. LaBelle served as Senior Vice President, Finance since February 2005. His primary responsibilities have included managing all debt capital market activities, including maintaining our relationships with our rating agencies and lending institutions, supervising treasury management and underwriting tenant credit capacity. In his current role, Mr. LaBelle oversees the finance, accounting, internal audit and investor relations departments and is also responsible for capital raising, financial strategy and planning. Prior to joining us in March 2000, Mr. LaBelle held the position of Vice President & Relationship Manager with Fleet National Bank for nine years with the responsibility of financing large-scale commercial real estate developments. He started his career as an Associate National Bank Examiner with the Office of the Comptroller of the Currency in New York City specializing in commercial real estate debt portfolio analysis and valuation in commercial banks located throughout the Mid-Atlantic and Northeastern United States. Mr. LaBelle is a member of the Board of Directors for the Boston Chapter of the Real Estate Finance Association. Mr. LaBelle holds a Bachelor of Science degree in Economics from the University of Colorado. He is 43 years old.

Peter D. Johnston.    Mr. Peter D. Johnston serves as Senior Vice President and Regional Manager of our Washington, D.C. office. He is in charge of all operations including project development, leasing, construction, property management and administrative activities for our Washington, D.C. office, with a staff of approximately 200 people. Mr. Johnston joined the Company in 1987. In 1989 he was promoted to Project Manager, with subsequent promotions in 1991 to Vice President and in 1997 to Senior Vice President. In 2003 he was appointed head of the development team in the Washington Region and held this position until his promotion in September 2005 to the position of Regional Manager. Mr. Johnston has been directly responsible for more than four million square feet of new development and renovation projects. He is a past member of the board of directors of the Northern Virginia Chapter of NAIOP. Mr. Johnston received a BA in Business Administration from Roanoke College, an MA in 1982 from Hollins College and an MBA in 1987 from the University of Virginia. He is 49 years old.

Bryan J. Koop.    Mr. Bryan J. Koop serves as Senior Vice President and Regional Manager of our Boston office. Mr. Koop is responsible for overseeing the operation of our existing regional portfolio in the Boston area, which includes the Prudential Center and Cambridge Center. He is also responsible for developing new business opportunities in the area. Prior to joining us in 1999, Mr. Koop served at Trammell Crow Company from 1982 to 1999 where his career covered high-rise office building leasing and the development of commercial office buildings and shopping centers. From 1993 to 1999, his position was Managing Director and Regional Leader for Trammell Crow Company’s New England region, which included all commercial office and shopping center operations. Mr. Koop is a member of the Board of Directors for the Massachusetts Chapter of NAIOP (National Association of Industrial and Office Properties). Mr. Koop received a BBA in 1980 and an MBA in 1982 from Texas Christian University. He is 49 years old.

Mitchell S. Landis.    Mr. Mitchell S. Landis serves as Senior Vice President and Regional Manager of our Princeton office. Prior to his appointment to this position in February 2001, he served as Vice President and Regional Manager of our Princeton office. He is responsible for overseeing development, leasing and management for the Carnegie Center and Tower Center assets and for the pursuit of new business opportunities in the region. Mr. Landis joined Boston Properties in June 1998 when the assets of The Landis Group, for which he was Chief Operating Officer, were acquired. For 19 years prior to that, he owned and operated Landis Food Services, a restaurant franchiser and owner in the Northeast United States and Canada. Mr. Landis received a BS degree in Economics from New York University in 1973 and completed coursework toward a master’s degree in Economics in 1975. Mr. Landis is 57 years old.

Robert E. Pester.    Mr. Robert E. Pester serves as Senior Vice President and Regional Manager of our San Francisco office, with responsibility for all of our activities on the West Coast. Mr. Pester is responsible for overseeing existing operations at the Embarcadero Center and our other Bay Area properties on the Peninsula and in Silicon Valley, and developing new business opportunities in the area. Prior to joining us in 1998, he served as Executive Vice President and Chief Investment Officer of Bedford Property Investors, a real estate investment trust in Lafayette, CA, where he led the acquisitions and development program. Prior to 1994, he was President of Bedford Property Development, a private West Coast development concern that held more than

$2 billion in real estate assets. From 1980 to 1989, he was a leading commercial real estate broker with Cushman & Wakefield in northern California, where he last served as Vice President. He is a 1979 graduate of the University of California at Santa Barbara with a BA in economics and political science. He is 51 years old.

Robert E. Selsam.    Mr. Robert E. Selsam serves as Senior Vice President and Regional Manager of our New York office. He oversees all aspects of our New York activities, including development, acquisitions, leasing and building operations. He joined us as a Vice President in 1984, prior to which he was Director of Planning for the Metropolitan Transportation Authority of the State of New York. Mr. Selsam is a member of the Board of Governors of the Real Estate Board of New York and is a board member and Secretary of the New York Building Congress. He is also a trustee of Phipps Houses, Chairman of the Salvadori Center and a member of the Advisory Board of Goldman Family Enterprises. He received a BA from the University of Pennsylvania in 1968 and an MS in Urban Planning from the Columbia University School of Architecture in 1970. He is 61 years old.

Frank D. Burt.    Mr. Frank D. Burt serves as Senior Vice President and General Counsel, a position he has held since 2003. He is responsible for overseeing the legal department and the delivery of legal services for Boston Properties. Mr. Burt has served in various capacities since he joined us in 1986, and he represented us in the acquisition of the Prudential Center in Boston and the Embarcadero Center in San Francisco, as well as in the development and leasing of 111 Huntington Avenue in Boston. He previously worked in the real estate department at Nutter, McClennen & Fish in Boston. Mr. Burt is a member of the Boston Bar Association and a speaker for Massachusetts Continuing Legal Education. Mr. Burt received a BA, magna cum laude, from Brown University in 1980 and a JD, cum laude, from the University of Pennsylvania Law School in 1983. Mr. Burt is 49 years old.

Arthur S. Flashman.    Mr. Arthur S. Flashman serves as Vice President and Controller. He is responsible for overseeing financial reporting, property accounting and tax compliance and is also responsible for providing transactional support on capital markets activity. Prior to joining us in 2002, Mr. Flashman served as an Asset Manager with the Winn Companies and previous to this role he was with PricewaterhouseCoopers LLP where he specialized in real estate, serving both public REITs and private institutional funds. Mr. Flashman is a member of the Best Financial Practices Council of NAREIT and a member of the Real Estate Roundtable. He also serves as co-chairman of the accounting committee of NAREIT. Mr. Flashman received a BS/BA in finance and accounting from Boston University in 1984 where he was elected to the Beta Alpha Psi honor society. Mr. Flashman is 46 years old.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of common stock of Boston Properties, Inc. and units of partnership interest in Boston Properties Limited Partnership (the “Operating Partnership”) beneficially owned as of February 1, 2008 by:

•	each director;

•

the Chairman of the Board, the Chief Executive Officer, the two individuals who served as Chief Financial Officer during 2007 and the two other most highly compensated executive officers of Boston Properties, each of whose compensation exceeded $100,000 during the fiscal year ended December 31, 2007 (the “named executive officers”);

•	all directors and executive officers of Boston Properties as a group; and

•	each person known by Boston Properties to be the beneficial owner of more than 5% of our outstanding common stock.

On February 1, 2008, there were:

(1)	119,489,043 shares of our common stock outstanding;

(2)	20,271,341 common units of partnership interest in the Operating Partnership (“common units”) outstanding (other than the common units held by Boston Properties), each of which is redeemable for one share of Boston Properties’ common stock (if Boston Properties elects to issue common stock rather than pay cash upon such redemption);

(3)	958,852 long term incentive units of partnership interest in the Operating Partnership issued pursuant to the Long Term Incentive Plan (“LTIP units”), each of which, upon the satisfaction of certain conditions, is convertible into one common unit; and

(4)	1,113,044 Series Two preferred units of partnership interest in the Operating Partnership (“Series Two preferred units”), each of which is currently convertible into approximately 1.312336 common units (or a total of 1,460,688 common units).

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership(1)	Percent of All Common Stock and Units(2)	Percent of All Common Stock(3)
Directors and Named Executive Officers
Mortimer B. Zuckerman(4)	9,383,692	6.55%	7.38%
Lawrence S. Bacow(5)	9,283	**	**
Zoë Baird(6)	4,098	**	**
Carol B. Einiger(7)	6,391	**	**
Edward H. Linde(8)	8,335,512	5.85	6.56
Alan J. Patricof(9)	20,018	**	**
Richard E. Salomon(10)	27,265	**	**
Martin Turchin(11)	26,423	**	**
David A. Twardock(12)	9,307	**	**
Douglas T. Linde(13)	308,581	**	**
E. Mitchell Norville(14)	253,084	**	**
Raymond A. Ritchey(15)	601,664	**	**
Michael E. LaBelle(16)	9,507	**	**

All directors and executive officers as a group (20 persons)(17)	19,384,184	13.44%	14.24%

5% Holders
The Vanguard Group, Inc.(18)	9,017,745	6.34%	7.55%
Cohen & Steers, Inc.(19)	7,561,069	5.32	6.33
Cohen & Steers Capital Management, Inc.(19)	7,532,394	5.30	6.30
ING Groep N.V.(20)	7,266,414	5.11	6.08
Barclays Global Investors, NA(21)	6,731,694	4.73	5.63
Morgan Stanley(22)	6,431,920	4.52	5.38

*	Unless otherwise indicated, the address is c/o Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.
**	Less than 1%.
(1)

The number of common shares “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after February 1, 2008, including any shares which could be purchased by the exercise of options on or within 60 days after February 1, 2008. For purposes of the table, Boston Properties has (a) assumed that all of the conditions (other than vesting) required for all LTIP units to be convertible into an equal number of common units have been satisfied, (b) counted the beneficial ownership of common units, LTIP units and Series Two preferred units as the beneficial ownership of the number of shares of common stock for which such units may be redeemed (assuming, in the case of LTIP units and Series Two preferred units, that they have first been converted into common units) if Boston Properties elects to issue common stock rather than pay cash upon such redemption and (c) included the beneficial ownership of deferred stock units as the beneficial ownership of the number of shares of common stock for which such deferred stock units will be converted. Ownership of common units, LTIP units and Series Two preferred units technically does not constitute beneficial ownership of common stock under SEC Rule 13d-3 because, pursuant to section 8.6 of the limited partnership agreement of the Operating Partnership, the holders of the common units, LTIP units and Series Two preferred units do not have the right to require Boston Properties to exchange such common units, or the common units into which LTIP units and Series Two preferred units are convertible, for shares of common stock. Deferred stock units are granted under the Second Amendment and Restatement of the Boston Properties, Inc. 1997 Stock Option and Incentive Plan (the “1997 Stock Plan”) pursuant to an election by each of our non-employee directors to defer his or her cash compensation and to receive his or her cash compensation in the form of Boston Properties common stock upon the director’s retirement from our Board of Directors. See “Director Compensation” below. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units. Holders of common units, LTIP units, Series Two preferred units and deferred stock units are not entitled to vote such units on any of the matters presented at the 2008 annual meeting.

(2)	The total number of shares and units outstanding used in calculating this percentage (a) assumes that all of the common units, LTIP units and Series Two preferred units outstanding held by all persons or entities other than Boston Properties are presented (assuming conversion in full into common units, if applicable) to Boston Properties for redemption and acquired by Boston Properties for shares of common stock, (b) does not separately include outstanding common units held by Boston Properties, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock, (c) assumes the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2008 held by the person and that no options held by other persons are exercised and (d) assumes the conversion into shares of common stock of all deferred stock units held by the person and that no deferred stock units held by other persons are converted.
(3)	The total number of shares outstanding used in calculating this percentage assumes (a) that all common units, LTIP units and Series Two preferred units held by the person are presented (assuming conversion in full into common units, if applicable) to Boston Properties for redemption and acquired by Boston Properties for shares of common stock and that no units held by other persons or entities are presented for redemption, (b) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2008 held by the person and that no options held by other persons are exercised and (c) the conversion into shares of common stock of all deferred stock units held by the person and that no deferred stock units held by other persons are converted.
(4)	Includes 1,787,548 shares of common stock held directly, 6,215,294 common units held directly, 46,474 common units held by limited partnerships of which the sole general partners are limited liability companies of which Mr. Zuckerman is the sole member and manager, 178,287 LTIP units (of which 144,780 LTIP units are subject to vesting), and 1,156,089 shares of common stock underlying currently exercisable stock options. Excludes 529,889 shares of common stock held by The MBZ Charitable Remainder Unitrust, of which Mr. Zuckerman is the grantor, and 1,405,392 common units held by The MBZ 1996 Trust, of which Mr. Zuckerman is the grantor. See also note (8).
(5)	Includes 421 shares of common stock (of which 208 shares are subject to vesting), 2,847 LTIP units (of which 585 LTIP units are subject to vesting) and 6,015 deferred stock units.
(6)	Includes 415 shares of common stock (of which 208 shares are subject to vesting), 1,107 LTIP units (of which 585 LTIP units are subject to vesting) and 2,576 deferred stock units.
(7)	Includes 415 shares of common stock (of which 208 shares are subject to vesting), 1,939 LTIP units (of which 585 LTIP units are subject to vesting) and 4,037 deferred stock units.
(8)	Includes 716,503 shares of common stock held directly, 29,000 shares of common stock held through a trust, 5,693,083 common units held by a limited partnership of which Mr. E. Linde is the general partner, 46,474 common units held by limited partnerships of which the sole general partners are limited liability companies of which Mr. E. Linde is the sole manager, 155,392 LTIP units (of which 121,885 LTIP units are subject to vesting) and 289,668 shares of common stock underlying currently exercisable stock options. Also includes 1,405,392 common units held by The MBZ 1996 Trust, of which Mr. E. Linde serves as sole trustee. Mr. E. Linde disclaims beneficial ownership of the common units held by The MBZ 1996 Trust.
(9)	Includes 415 shares of common stock (of which 208 shares are subject to vesting), 2,421 LTIP units (of which 585 LTIP units are subject to vesting) and 17,182 deferred stock units.
(10)	Includes 415 shares of common stock (of which 208 shares are subject to vesting), 2,421 LTIP units (of which 585 LTIP units are subject to vesting) and 13,752 deferred stock units. Also includes 8,136 Series Two preferred units. Mr. Salomon is deemed to own an aggregate of 10,677 common units into which such Series Two preferred units are convertible.

(11)	Includes 3,415 shares of common stock held directly (of which 208 shares are subject to vesting), 350 shares of common stock held by Mr. Turchin’s wife, 650 shares of common stock held through trusts, 2,421 LTIP units (of which 585 LTIP units are subject to vesting), 13,808 deferred stock units and 5,779 shares of common stock underlying currently exercisable stock options. Mr. Turchin has shared voting and dispositive power with respect to 3,000 shares of common stock.
(12)	Includes 1,000 shares of common stock (of which 793 shares are subject to vesting), 2,262 LTIP units and 6,045 deferred stock units.
(13)	Includes 30,087 shares of common stock held directly, 700 shares of common stock held by Mr. D. Linde’s wife, 2,100 shares of common stock held by Mr. D. Linde’s children, 700 shares of common stock held through family trusts, 56,830 common units held directly, 89,529 LTIP units (of which 71,844 LTIP units are subject to vesting) and 128,635 shares of common stock underlying currently exercisable stock options.
(14)	Includes 16,640 shares of common stock, 62,445 common units held directly, 17,816 common units held by a limited liability company of which Mr. Norville is the sole manager and a member, 56,508 LTIP units (of which 46,420 LTIP units are subject to vesting) and 99,675 shares of common stock underlying currently exercisable stock options.
(15)	Includes 28,017 shares of common stock, 250,570 common units held directly, 35,600 common units held by a limited liability company of which Mr. Ritchey is the sole manager and a member, 91,105 LTIP units (of which 73,026 LTIP units are subject to vesting) and 196,372 shares of common stock underlying currently exercisable stock options.
(16)	Includes 5,984 shares of common stock (of which 4,235 shares are subject to vesting), 3,090 LTIP units (of which 2,925 LTIP units are subject to vesting) and 433 shares of common stock underlying currently exercisable stock options.
(17)	Includes an aggregate of 2,709,859 shares of common stock, 13,873,001 common units, 712,806 LTIP units, 8,136 Series Two preferred units (which are convertible into an aggregate of 10,677 common units), 63,415 deferred stock units and 2,014,426 shares of common stock underlying currently exercisable stock options. See also notes (4) — (16) above.
(18)	Information regarding The Vanguard Group, Inc. (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 11, 2008. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G indicates that Vanguard has sole voting power with respect to 125,301 shares of common stock, sole dispositive power with respect to 9,017,745 shares of common stock and no shared voting or dispositive power.
(19)	Information regarding Cohen & Steers, Inc. (“Cohen”) and Cohen & Steers Capital Management, Inc. (“Cohen Capital”) is based solely on a Schedule 13G filed by Cohen, Cohen Capital, and Cohen & Steers Europe S.A. with the SEC on February 13, 2008. Cohen’s and Cohen Capital’s address is 280 Park Avenue, New York, New York 10017. The Schedule 13G indicates that Cohen had sole voting power with respect to 6,773,006 shares of common stock, sole dispositive power with respect to 7,561,069 shares of common stock and no shared voting or dispositive power. The Schedule 13G indicates that Cohen Capital had sole voting power with respect to 6,752,833 shares of common stock and sole dispositive power with respect to 7,532,394 shares of common stock. The Schedule 13G indicates that Cohen holds a 100% interest in Cohen Capital.
(20)	Information regarding ING Groep N.V. (“ING”) is based solely on a Schedule 13G/A filed by ING with the SEC on February 14, 2008. ING’s address is Amstelveenseweg 500, 1081 KL Amsterdam, P.O. Box 810, 1000 AV Amsterdam, The Netherlands. The Schedule 13G/A indicates that ING has sole voting and dispositive power with respect to 7,266,414 shares of common stock and no shared voting or dispositive power.
(21)

Information regarding Barclays Global Investors, NA is based solely on a Schedule 13G filed jointly by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG with the SEC on February 5, 2008. Barclay’s address is 45 Fremont Street, San Francisco, California 94105. The Schedule 13G filed by Barclays indicates that (a) Barclays Global Investors, NA has sole voting power with respect to 2,476,595 shares, sole dispositive power with respect to 3,279,957 shares and no shared voting or dispositive power, (b) Barclays Global Fund Advisors has sole voting and dispositive power with respect to 2,811,387 shares and no shared voting or dispositive power, (c) Barclays Global Investors, LTD has sole voting power with respect to 398,368 shares, dispositive power with respect to 433,912 shares and no shared voting or dispositive power, (d) Barclays Global Investors Japan Limited has sole voting and dispositive power with respect to 163,763 shares and no shared voting or dispositive power and (e) Barclays Global Investors Canada Limited has sole voting and dispositive power with respect to 42,675 shares and no shared voting or dispositive power. The Schedule 13G indicates that each of Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG has no beneficial ownership.

(22)	Information regarding Morgan Stanley is based solely on a Schedule 13G/A filed by Morgan Stanley with the SEC on February 14, 2008. Morgan Stanley’s address is 1585 Broadway, New York, New York 10036. The Schedule 13G/A indicates that Morgan Stanley had sole voting power with respect to 4,119,585 shares of common stock, shared voting power with respect to 603 shares of common stock, sole dispositive power with respect to 6,431,920 shares of common stock and no shared dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the executive officers and directors of Boston Properties, and persons who own more than ten percent of a registered class of Boston Properties’ equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Boston Properties with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were satisfied, except that due to administrative oversight by the Company, four reports were not timely filed for Robert E. Pester, a Senior Vice President, to report six gifts of common stock made in prior years.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Objectives

Our executive compensation program is administered under the direction of the Compensation Committee of our Board of Directors. The current members of the Compensation Committee are Messrs. Salomon (Chair) and Twardock and Ms. Baird.

Our executive compensation philosophy is as follows:

•

attract, retain and reward executives who have the motivation, experience and skills necessary to lead the Company effectively and continue our short-term and long-term profitability, growth and total return to stockholders

•	link management’s success in enhancing stockholder value, given market conditions, with executive compensation

•

base executive compensation levels on the appropriate blend for each executive officer of our financial and operating performance at the corporate level, the regional contribution to our overall financial and operating performance, and the individual contribution of the executive officer to our success. This is particularly appropriate for us given that we are organized into five distinct regions, with executives in each region being held accountable for the operating performance of the assets within their control, and other executives being held accountable for balance sheet management, strategic planning and the allocation of resources to competing growth opportunities

•

position total executive compensation levels to be competitive with other similarly situated public companies, including those in the real estate industry in general and real estate investment trusts, or REITs, in particular, as well as private real estate businesses

•	provide most of each executive’s total compensation as variable compensation in a pay-for-performance setting through a combination of cash bonuses and equity grants

•

provide a majority of total compensation as non-cash compensation in the form of long-term equity awards to more closely align the interests of our executives with those of our stockholders and to maximize retention insofar as all equity awards are subject to time-based vesting

•	hold executives accountable for their level of success in attaining specific goals set for them individually.

Overview

Engagement of Compensation Consultant.    In 2007 the Compensation Committee again retained SMG Advisory Group LLC (“SMG”), a nationally recognized consulting firm specializing in the real estate industry that was first engaged in the fourth quarter of 2006. Neither the Compensation Committee nor the Company has any other professional relationship with SMG. The Compensation Committee directed SMG to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy for our executive officers, including the determination of the portion of total compensation awarded in the form of salary, cash bonus and equity-based compensation, and, for the latter, allocating between time-based and performance-based vesting, as well as selecting the appropriate performance metrics and levels of performance (e.g., threshold, target, caps, etc.); (2) analyze current compensation conditions in the marketplace generally and among our peers specifically, and assess the competitiveness and appropriateness of compensation levels for our executive officers; (3) recommend to the Compensation Committee any modifications or additions to the Company’s existing compensation programs that it deems advisable; and (4) make specific recommendations to the Compensation Committee for base salary, cash bonus and equity-based awards for our executive officers.

Peer Group Analysis.    In 2007 SMG conducted a peer group analysis similar to the one they conducted in 2006. In determining the companies to be included in our peer group, SMG considered a number of factors, including historical peer companies, equity market capitalization, geographic location and industry sector. The 2007 peer group remained relatively unchanged from the 2006 peer group, with the only changes being removal and substitution of companies that no longer operate in the public marketplace due to merger and acquisition activity. The SMG compensation review was based on information disclosed in the peers’ 2007 proxy statements, which reported data with respect to fiscal 2006 (the latest year for which comprehensive data is publicly available). SMG’s review compared our executive pay practices against both an expanded REIT peer group and a selective office REIT peer group to determine the range of cash and equity-based compensation awarded to executives in comparable positions to our executives in terms of base salary, annual bonus and annual long-term compensation awards.

SMG also analyzed outperformance compensation (both in terms of outperformance rewards realized and potential rewards for those awards that have not yet been realized), but did not include outperformance awards in its overall annual compensation analysis for peer companies that grant them, because until 2008 we did not have an outperformance program. Rather, SMG prepared a separate, standalone analysis of outperformance compensation in connection with the Compensation Committee’s decision to implement an outperformance program for our management team. That analysis, which smoothed-out the value of multi-year outperformance awards over the applicable plan period, is discussed below (see “Implementation of 2008 Outperformance Program”). If the value of outperformance awards had been included in SMG’s overall compensation analysis for purposes of determining the total annual compensation paid by our peers, SMG’s analysis showed that the compensation paid to our named executives officers would have lagged behind our peers significantly.

SMG also compared our historical total returns to stockholders (including share appreciation and dividends) to the comparable total returns of the peers for fiscal 2007 and the latest three- and five-year periods.

The more comprehensive peer group, to which we refer in this discussion as the “expanded peer group,” is relatively broad and includes the following 23 public real estate companies in various sectors, including office, multi-family, shopping centers and diversified, with equity market capitalizations ranging between approximately $2 billion and $20 billion:

Alexandria Real Estate Equities, Inc.

AMB Property Corporation

Archstone-Smith Trust

AvalonBay Communities, Inc.

Brandywine Realty Trust

Corporate Office Properties Trust, Inc.

Cousins Properties Incorporated

Developers Diversified Realty Corporation

Douglas Emmett, Inc.

Duke Realty Corporation

Forest City Enterprises, Inc.

General Growth Properties, Inc.

Host Hotels & Resorts, Inc.

iStar Financial, Inc.

Kilroy Realty Corporation

Kimco Realty Corporation

Liberty Property Trust

Mack-Cali Realty Corporation

ProLogis Trust

Public Storage, Inc.

Simon Property Group, Inc.

SL Green Realty Corp.

Vornado Realty Trust

The more selective peer group, to which we refer in this discussion as the “selective office peer group,” is a subset of the first peer group and comprised of the following ten public REITs specializing in the office sector that more closely resemble our business model:

Alexandria Real Estate Equities, Inc.

Brandywine Realty Trust

Corporate Office Properties Trust, Inc.

Douglas Emmett, Inc.

Duke Realty Corporation

Kilroy Realty Corporation

Liberty Property Trust

Mack-Cali Realty Corporation

SL Green Realty Corp.

Vornado Realty Trust

Because publicly traded REITs face aggressive recruiting by competing private real estate businesses for senior talent, SMG also reviewed data from other sources, mostly proprietary, regarding compensation levels and structures in the private real estate environment, including real estate operating companies, real estate investment management firms, and real estate-focused private equity and hedge funds. This information was only used by SMG to ensure that there was not a material disparity between compensation levels paid in the public versus the private sectors and therefore was not included in the peer group analysis.

Compensation Consultant’s Conclusions.    SMG advised the Compensation Committee that both the expanded peer group and the selective office sector peer group generally have compensation programs comparable to ours, with annual bonuses generally in the form of cash ranging between 150% and 250% of base salary and annual long-term compensation generally in the form of equity with time-based vesting over three to five years. Many of the peers also have outperformance programs in place. In late 2006, based on an extensive review performed by SMG, the Compensation Committee concluded that despite our superior corporate performance over the previous several years, the total compensation payable to our executives had lagged significantly behind our peers. Based primarily on that conclusion, the Compensation Committee’s decisions in early 2007 adopted SMG’s recommendation of significant increases in overall compensation levels for our executive officers and a gradual increase in non-cash compensation in the form of long-term equity grants from historical levels such that, for the most senior executives, it would eventually constitute at least 50% of their total annual compensation.

SMG’s 2007 analysis concluded that total compensation levels excluding outperformance awards, which are discussed separately, for our named executive officers (Messrs. Zuckerman, E. Linde, D. Linde, Norville, Ritchey and LaBelle) were still generally below the desired peer group averages, assuming the Compensation Committee’s objective is to place them between the 75th and the 80th percentiles of the combined peer groups. More specifically, 2007 base salaries were at approximately the 75th percentile of both sets of peers for Messrs. Zuckerman and E. Linde and between the 60th and the 65th percentiles of both sets of peers for our president and executive vice presidents. Annual bonus awards with respect to 2006 were between the 75th and the 80th percentiles of both sets of peers for all named executive officers. Annual long-term compensation awards with respect to 2006 placed our named executive officers near the middle of both sets of peers. The Compensation Committee also received data on the aggregate compensation paid to our five most highly compensated executive officers, compared to the aggregate compensation paid to the five most highly compensated executives at each company within the expanded peer group, showing that we fell within the target range with respect to this metric (approximately the 75% to 80% percentile).

In terms of total return to stockholders (TRS), we ranked as follows within the expanded and selective office peer groups and relative to the Morgan Stanley REIT Index and the SNL Office Index:

	2007 TRS	Three-Year TRS	Five-Year TRS
Boston Properties, Inc.	-10.36%	80.15%	250.82%
Average for expanded peer group (23 companies)	-21.84%	27.30%	146.28%
Rank (percent rank) within expanded REIT peer group	5 (83%)	2 (95%)	2 (95%)
Average for selective office peer group (10 companies)	-26.63%	15.52%	125.84%
Rank (percent rank) within selective office peer group	2 (90%)	1 (100%)	2 (89%)
Morgan Stanley REIT Index	-16.82%	26.78%	127.95%
SNL Office Index	-24.80%	8.66%	55.23%

In light of SMG’s peer group analysis and in recognition of our superior TRS performance, the Compensation Committee concluded in early 2007 that it should generally target total compensation for our executive officers in the top quartile of both the expanded and the selective office peer groups. Significant progress towards this realignment in total compensation with our peers was made in 2007. The balance was accomplished through the Compensation Committee’s decisions made in January 2008, as explained in detail below, based on SMG’s compensation recommendations for our named executive officers, which were based on the following criteria and objectives:

•	recognizing our superior total return to stockholders over the prior three- and five-year periods

•	providing adequate retention tools

•	moving towards a more objective incentive compensation program

•	reinforcing a pay-for-performance philosophy

•	attempting to keep relative compensation levels among named executive officers consistent with each executive’s relative contribution

•	recognizing changes in the roles and responsibilities during 2007 and thereafter

•	sensitivity to our 2008 operating budget.

Individual Determinations.    To assist in its determination of individual compensation levels for our named executive officers, the Compensation Committee asked SMG to develop ranges of total compensation, as well as allocation among base salary, cash bonus and annual long-term incentive compensation, based on comparable executives within the expanded and selective office peer groups, taking into account job descriptions, leadership roles and historical and expected contribution to different aspects of the business. The Compensation Committee does not have a policy of setting compensation tiers for executives or a formula to limit the compensation of any one named executive officer relative to another or to categories of employees. The elements of total compensation (salary, cash bonus and annual long-term compensation) are the same for all our named executive officers and individual determinations, as well as the materials reasons for such determinations, are discussed below. The Compensation Committee’s overall policy is to compensate each named executive officer at a level commensurate with his experience and duties, based on competitive information and peer group data, after assessing corporate and individual performance.

At meetings of the Compensation Committee held on November 20, 2007, December 3, 2007, January 9, 2008, January 14, 2008 and January 24, 2008, SMG presented a summary of historical compensation paid to the Company’s named executive officers compared to those holding similar titles for each peer group, accompanied by detailed data consisting of executive by executive compensation broken down among its different components for 2006, the latest year for which comprehensive data was publicly available on both the Company and its peers. The Compensation Committee with assistance from SMG reviewed this information, including statistical analysis and a comparison of the roles and responsibilities of individual executives at the Company and at the various peer companies. The goal of this review was to develop fair and reliable market ranges of compensation within what SMG and the Compensation Committee considered the appropriate subset of peers upon which the Compensation Committee could then base its individual determinations.

The Compensation Committee received from SMG detailed information regarding equity ownership value and dividend income relative to total compensation for chairmen and chief executive officers within the combined peer groups, as compared to those for Messrs. Zuckerman and E. Linde. The committee also received from SMG detailed information for each named executive officer regarding the value of vested and unvested equity securities and amounts realized and realizable upon exercise of stock option awards, as compared to comparable executives within the expanded and selective office peer groups. This information, however, did not affect the Compensation Committee’s compensation decisions with respect to 2007.

Elements of Executive Compensation

The principal compensation elements used for our executives are:

•

Base salary.    Base salary is set on the basis of assigned responsibilities, reviewed annually against market data and adjusted as needed to reflect individual roles and performance, as well as our overall financial and operating performance.

•

Annual cash bonus.    Executive officers are eligible to receive annual incentive bonuses based upon corporate performance, both on an absolute basis and relative to our peers, as well as individual performance, in each case as established by the Compensation Committee in its discretion. Corporate performance measures generally include funds from operations (FFO), net operating income, occupancy, leasing activity, development starts, acquisition/disposition activity and other measures intended to reflect execution of the Company’s overall strategy at the time.

•

Annual long-term equity incentives compensation.    The Compensation Committee awards annual long-term equity incentive compensation after a review of overall corporate performance, regional performance (if relevant to the individual executive) and individual performance. Executives have a choice of receiving their award as LTIP Units or restricted stock, with time-based vesting ratably over a four-year period (25% per year beginning on January 15 of the year following the award).

•

Outperformance awards.    Effective February 5, 2008 the Compensation Committee, with the advice of SMG, implemented a new long-term incentive program designed to provide our management team, on a broadly distributed basis, with the potential to earn significant equity awards subject to our achieving superior performance. This kind of program is generally referred to as an “outperformance plan” and has become quite common in the REIT industry in recent years. Our 2008 outperformance program is designed to reward management for stockholder value creation in terms of total return to stockholders above predetermined absolute and industry index thresholds over a three-year period, with time-based vesting of earned rewards over the subsequent two years.

Other compensation elements used for our executives include:

•	employment agreements and change in control programs

•	perquisites

•	deferred compensation and other benefits.

The Compensation Committee does not employ a formula for determining the relationship among the different elements of compensation. Instead, consistent with our compensation philosophy, we seek to align both total compensation and the relative amounts of salary, bonus and long-term compensation with those paid by our peers based on market analysis of competitive pay practices, an assessment of our corporate performance relative to that of our peers, and an assessment of each executive’s individual performance relative to pre-established goals. The Compensation Committee has developed the following basic framework for our named executive officers:

•	consistent with our pay-for-performance philosophy, base salary should generally be a relatively small percentage of total compensation

•	annual non-cash compensation in the form of long-term equity awards should generally be at least 50% of total annual compensation, as is the case for our peers

•

annual awards of long-term incentive compensation should be in the form of full-value equity securities, rather than stock options, which combine certainty of value with better alignment with stockholders, as well as a retention tool through time-based vesting

•	variable annual incentive compensation should be tied primarily to company-wide quantitative performance goals established at the beginning of the year

•

each executive’s incentive compensation should also be tied, but to a more limited extent, to other corporate performance and management goals, both quantitative and subjective, related to his specific role within our organization

•

a separate outperformance program should provide management with the potential to earn significant long-term equity compensation above annual equity awards, if we achieve superior market-based performance in terms of total return to stockholders, both in absolute terms and relative to our peers, over multiple years.

Base Salary

Base salaries are set for executive officers on the basis of assigned responsibilities. The base salaries of our executive officers are reviewed annually against market data and adjusted to reflect individual roles and performance, our overall financial and operating performance, and where applicable, the regional contribution to our overall financial and operating performance. Consistent with our pay-for-performance philosophy, base salaries generally constitute a relatively small percentage of total compensation, as we expect our executives to receive a majority of their total compensation from annual cash incentives and equity incentives, which are variable and tied to both individual and corporate performance.

In January 2007 the Compensation Committee decided to align our executive compensation with our peers and as part of that decision approved significant one-time raises in base salaries for our named executive officers (other than Mr. LaBelle, who was not within that group at the time). The SMG comparative data presented in November 2007 showed that base salaries for our named executive officers are in line with ranges for comparable officers within both the expanded and the selective office peer groups, and recommended that 2008 base salaries remain unchanged. The Compensation Committee concurred. In November 2007 Mr. LaBelle was promoted to Senior Vice President, Chief Financial Officer and Treasurer and is therefore now included among our named executive officers. The Compensation Committee believed that Mr. LaBelle’s limited tenure in his current position and in-progress transition to new responsibilities warranted setting his 2008 base salary, as well as other elements of compensation discussed elsewhere in this report, at the lower end of the range for chief financial officers within the combined peer groups. As a result of the foregoing, on January 24, 2008 the Compensation Committee approved base salaries for 2008 as follows:

Name	2008 Base Salary
Mr. Zuckerman	$950,000
Mr. E. Linde	$950,000
Mr. D. Linde	$550,000
Mr. Norville	$475,000
Mr. Ritchey	$600,000
Mr. LaBelle	$300,000

Annual Cash Bonuses

Early each year our Compensation Committee, based upon the overall corporate strategy outlined by the Board of Directors and discussions with management, establishes performance goals for the management team as a whole and for each of our executive officers. Depending on our operating plan for the year, quantitative corporate goals typically relate to growth in FFO, portfolio-wide occupancy and leasing activity, and successful disposition, acquisition and development activities. Although no specific target is established, the Compensation Committee also considers total return to stockholders, on an absolute basis and particularly relative to our peers, to be a material factor when awarding cash bonuses. There are also quantitative and subjective performance goals that vary from executive to executive, depending on company-wide and/or regional responsibilities. The current design of our bonus program is such that quantitative goals established at the beginning of the year may change due to opportunistic activities and changed circumstances during the year. The achievement of specific quantitative or subjective performance goals by our executives does not automatically entitle them to formulaic cash bonuses, as bonus awards are made at the discretion of the Compensation Committee. After the end of the year, the Compensation Committee evaluates the performance of the Company as a whole and the performance of each executive against his pre-established performance goals.

The material corporate quantitative goals for 2007 included:

•	exceed FFO guidance of $4.50 to $4.55 per share

•	increase same store net operating income between 3% and 4%

•	manage the successful disposition of more than $650 million of assets (in addition to the sale of Five Times Square, which as of November 2006 was already under contract to be sold)

•	achieve development starts in excess of $1 billion

•	exceed the speculative leasing goal of 1.77 million square feet

•	increase year-end portfolio-wide occupancy by 60 basis points to between 94.2% and 94.8%.

The Compensation Committee noted that in 2007 the Company achieved the following:

•	FFO of $4.64 per share exceeded the mid-point of the guidance range by approximately 2.5%

•	increased same store net operating income by 5.4%

•

completed the successful disposition of approximately $785 million of assets other than Five Times Square (including the sale of Democracy Center, Newport Office Park, Long Wharf Marriott, the Loudon County portfolio and Worldgate Plaza)

•	declared a special dividend of $5.98 per share as a result of the sales of assets

•	development starts totaled approximately $1.4 billion (including 250 West 55th Street, Russia Wharf and Annapolis Junction)

•	accomplished 4.6 million square feet of leasing, vastly exceeding goal, including 700,000 square feet of leasing at our development projects

•	year-end portfolio-wide occupancy remained essentially flat despite the negative impact of the sale of assets significantly in excess of the targeted amount, including assets that were 100% occupied.

In addition to the achievement of these corporate quantitative goals, the Compensation Committee took note of the following accomplishments during 2007:

•	completion of a $750 million interest-only loan secured by 599 Lexington Avenue with a coupon of 5.38% per annum

•

completion of an $862.5 million offering of 2.875% exchangeable senior notes with a conversion price of approximately $152 per share (a 20% premium over the then stock price of approximately $126 per share) and an effective interest rate of 3.44%.

Though the principal focus of the Compensation Committee in setting annual incentive compensation (both cash bonuses and long-term equity awards) for our named executive officers is on corporate goals and achievements, at the beginning of each year our senior executives are also given performance goals relevant to their specific duties and responsibilities. These goals are both quantitative and qualitative and include the following, among others:

•	managing non-income producing recurring capital expenditures to the annual budget

•	controlling general and administrative expenses

•	executing our acquisition and development programs according to plan

•	formulating and managing both general and specific leasing strategies

•	optimizing secured and unsecured borrowing

•	strengthening operational, budgeting and management processes.

Each of our senior executives is also given his own set of management goals, which are entirely subjective in nature, tailored to the executive’s role within, and expected contribution to, our organization and focused on continued professional development. These subjective performance goals relate primarily to each individual’s leadership skills, are numerous and detailed, and differ from executive to executive. They can generally be grouped in one or more of the following categories:

•	coaching and development

•	judgment

•	communication

•	teamwork

•	flexibility and adaptability.

Performance relative to individual goals cannot always be measured objectively. Also, the Compensation Committee may emphasize some goals over others in its discretionary decision-making process in ways that do not lend themselves to a formulaic approach. In the end, the Compensation Committee makes an overall assessment of each executive’s effectiveness as a manager. No specific form (i.e., cash bonus or long-term equity awards) or amount of compensation is directly associated with meeting any one or more of the individual goals. The Compensation Committee evaluates performance against individual goals in a fully discretionary framework and calibrates accordingly cash bonus and annual long-term equity awards within the ranges established on the basis of competitive pay data for our peers.

The following is a brief analysis of the Compensation Committee’s deliberations on an executive by executive basis:

Messrs. Zuckerman and E. Linde.    In years past, one of the Compensation Committee’s guiding principles was maintaining substantial parity in total compensation between Messrs. Zuckerman and E. Linde as the co-founders of the Company and the only two executives who report directly to our Board of Directors. In May 2007 Mr. D. Linde was elevated to President and, while Mr. E. Linde retains the title of Chief Executive Officer, a gradual shift in day-to-day responsibilities from him to Mr. D. Linde is underway and is expected to continue. Accordingly, for the first time since the Company’s 1997 IPO, the Compensation Committee differentiated between Mr. Zuckerman and Mr. E. Linde in terms of both cash bonus and long-term equity awards. In its latest assessment of Messrs. Zuckerman’s and E. Linde’s performance the Compensation Committee focused on the following accomplishments, among others:

•

leadership in assisting the Board of Directors with developing Company strategy to ensure that stockholder value is maximized over the long term, particularly with respect to evaluating acquisition opportunities, exploring new sources of capital, executing an aggressive sales program to take advantage of peak asset valuations, and pursuing an ambitious development pipeline

•

stewardship of the succession process at the top level of our organization, particularly with respect to promoting Mr. D. Linde to President, Mr. Norville to Chief Operating Officer, and Mr. LaBelle to Chief Financial Officer, and supervising the organizational transition accompanying these changes, including the establishment of the “Office of the Chairman”

•

leadership and guidance to Messrs. D. Linde. Ritchey and Norville, and the Company’s regional managers, in sourcing new opportunities and then negotiating and completing significant transactions, including major developments in New York and Boston and important leases

•	maintaining the right “tone at the top” and creating a culture of strong corporate governance, transparency and ethics.

Mr. D. Linde.    Following his promotion to President in May 2007, Mr. D. Linde has made rapid progress in assuming increased responsibilities from Mr. E. Linde for the day-to-day execution of Company strategy, while at the same time managing the transition of his responsibilities as Chief Financial Officer to Mr. LaBelle. In its latest assessment of Mr. D. Linde’s performance the Compensation Committee focused on the following accomplishments, among others:

•	successful monitoring of the FFO impact of a complex and dynamic set of circumstances, including significant asset sales, large debt transactions, and leasing activity

•	management of the selection process for a new chief financial officer and support of Mr. LaBelle in transitioning to his new role

•	control of non-income producing recurring capital expenditures to come in below the Company’s overall budget, while staging projects on a property-by-property basis effectively

•

completion of the $750 million 599 Lexington Avenue refinancing and $862.5 million exchangeable debt issuance on favorable terms, while minimizing market risk and preserving our balance sheet as one of the strongest in the industry, which is particularly important given the current credit environment

•

effective collaboration in his new role as President with Messrs. Ritchey and Norville, as well as our regional managers, in new business generation and other operational matters and a positive relationship with members of the broader management team

•	increased engagement with the Board of Directors beyond financial matters and a raised profile with outside constituencies.

Mr. Norville.    Following his promotion to Executive Vice President for Operations in 2006 and to Chief Operating Officer in May 2007, Mr. Norville has continued to assume a greater Company-wide role and has asserted increasing control over day-to-day management of central business functions. In its latest assessment of Mr. Norville’s performance the Compensation Committee focused on the following accomplishments, among others:

•	increased control over the forecasting and staging of non-income producing recurring capital expenditures and over general and administrative expenses

•	increased third-party fee income above plan

•	mentorship, guidance and support of all regional managers as they assume greater responsibilities and leadership for executing Company strategy

•	increased staffing of the development and construction departments to support our growing development activities and effective management of staffing levels and workloads throughout the Company

•	effective support of the regional teams in executing development projects on schedule and on budget and meeting projected leasing goals

•	effective oversight of the activities of corporate staff departments (human resources, legal, information services, and risk management) and coordination with regional activities.

Mr. Ritchey.    Mr. Ritchey has continued to fulfill his unique and valuable role of implementing development, leasing and acquisition strategies on a national basis, with particular emphasis on attaining targeted occupancy and income levels in each of our regions and identifying opportunities in high barrier to entry submarkets for future development of first-class office projects on a national basis. At the same time, he has maintained his leadership role in the Washington region. In its latest assessment of Mr. Ritchey’s performance the Compensation Committee focused on the following accomplishments, among others:

•

support of regional leasing teams in executing 4.6 million square feet of leasing activity, well in excess of the Company’s goal for the year, while maintaining portfolio occupancy at approximately 94% despite the sale of major fully leased properties

•

development of an effective and collaborative working relationship with Mr. D. Linde, as President, for key decisions and daily coordination with Messrs. D. Linde and Norville on important operational matters

•	mentorship, guidance and support of all regional managers as they assume greater responsibilities and leadership for executing Company strategy

•	securing of major development sites in San Francisco, New York and Washington that position our long-term development pipeline well in terms of both depth and quality of projects

•	oversight of the acquisition of 1.5 million square feet of existing first-class office assets on terms consistent with our underwriting criteria

•	execution of over 700,000 square feet of pre-leasing and build-to-suit opportunities in the Washington and Princeton markets

•	establishment of strong relationships with major corporate users with multi-regional space requirements.

Mr. LaBelle.    As a result of his promotion to Chief Financial Officer, Mr. LaBelle was included in the group of executives whose compensation is set by the Compensation Committee for the first time in 2008. The committee sought input from Mr. D. Linde in light of his management of the selection process and working relationship with Mr. LaBelle, and Mr. D. Linde recommended that in light of Mr. LaBelle’s short tenure in his new position, his cash bonus should primarily reflect his outstanding performance in his prior role as Senior Vice President, Finance, with some additional recognition for his promotion. The Compensation Committee concurred.

Based on its assessment of corporate and individual performance, the Compensation Committee approved the following cash bonuses for 2007 (payable in early 2008):

Name	Bonus
Mr. Zuckerman	$2,350,000
Mr. E. Linde	$2,100,000
Mr. D. Linde	$1,200,000
Mr. Norville	$1,000,000
Mr. Ritchey	$1,250,000
Mr. LaBelle	$190,000

Annual Long-Term Equity Incentives

The Compensation Committee believes that awards of equity provide our executive officers with long-term incentive compensation that is aligned directly with the achievement of enhanced value for stockholders. Therefore, we provide an annual grant of full-value equity securities to our management team. Our employees have a choice of receiving this grant either in the form of restricted stock or LTIP units, or a combination of both.

LTIP units are a special class of partnership units in our Operating Partnership which provide more favorable tax treatment to the recipients than restricted stock (see “LTIP Units” below). We discontinued granting stock options in 2003 because the Compensation Committee believes that awards of restricted stock/LTIP units are a better tool than options to reward performance, serve as a better retention tool, are less dilutive, and in general better serve the interests of our stockholders.

Annual equity awards vest over a four-year period, with 25% of the restricted shares/LTIP units vesting on January 15 of each of the first four years following the date of grant. Vesting accelerates for employees, other than Messrs. Zuckerman and E. Linde, who are (1) over the age of 62 with at least 20 years of service with us or (2) over the age of 65.

The following sets forth the value of restricted stock/LTIP Unit Awards granted to our named executive officers in January 2008, with respect to our performance in 2007. As discussed earlier, the value of these awards, together with base salaries and cash bonuses paid for 2007 performance, are intended to provide our named executive officers with total compensation at approximately the 75th percentile of the combined peer groups. These awards also reflect the Compensation Committee’s goal of increasing long-term incentive equity awards to constitute a majority of total compensation. The goals and assessments relevant to the Compensation Committee’s decision to make these awards are the same as those for cash bonus awards.

Name	Value of Restricted Stock/LTIP Unit Awards
Mr. Zuckerman	$6,000,000
Mr. E. Linde	$3,800,000
Mr. D. Linde	$2,650,000
Mr. Norville	$2,125,000
Mr. Ritchey	$2,650,000
Mr. LaBelle	$275,000

Pursuant to our Equity Award Grant Policy discussed below, such awards were issued as of the close of business on February 1, 2008 based on the closing price of our common stock on that date ($96.09) in the following amounts:

Name	Number of Restricted Stock/LTIP Unit Awards
Mr. Zuckerman	62,441
Mr. E. Linde	39,546
Mr. D. Linde	27,578
Mr. Norville	22,114
Mr. Ritchey	27,578
Mr. LaBelle	2,861

Implementation of 2008 Outperformance Program

Beginning in early 2007, the Compensation Committee considered implementing a new long-term incentive program designed to provide officers and key employees with the potential to earn significant equity awards subject to our achieving superior performance. SMG advised the Compensation Committee that:

•

this kind of program, generally referred to as an “outperformance plan,” has become quite common in the REIT industry in recent years, with approximately 55 programs currently in place to reward management for creating stockholder value in terms of total return to stockholders (“TRS”) above predetermined thresholds over multiple years

•

TRS thresholds typically include (1) absolute thresholds ranging from 9% to 12% per year (approximately 43% of current programs), (2) relative thresholds above a peer group or industry index (approximately 19% of current programs) or (3) some combination of relative and absolute thresholds (approximately 38% of current programs)

•	generally the outperformance rewards range between 6% and 10% of the stockholder value created by exceeding the TRS threshold

•	most programs span five years, including a three-year performance measurement period and a two-year time-based vesting period

•	rewards under multi-year outperformance plans are typically capped at between 0.75% and 1.5% of the company’ total diluted equity market capitalization.

Over the course of many months the Compensation Committee discussed a number of different designs and on January 24, 2008 approved our 2008 outperformance program as a new, broad-based, long-term incentive compensation program for management at several levels within our organization. The Compensation Committee felt that:

•	true superior market-based performance should be defined as exceeding a blend of absolute and relative TRS hurdles

•	underperformance relative to our peers should reduce outperformance rewards even if on an absolute basis our TRS exceeds the predetermined threshold, a feature not present in other REITs’ programs

•

superior performance should extend over a full three-year period, without interim measurements or an ability for management to earn any portion of the outperformance rewards prior to the final measurement date

•	participation in the plan should be very broadly distributed since our success requires dedication, hard work and great skill throughout the organization.

Recipients of 2008 outperformance awards will share in an outperformance pool if our TRS, including both share appreciation and dividends, exceeds absolute and relative hurdles over the period from February 5, 2008 to February 5, 2011, based on the average closing price of a share of our common stock for the five trading days prior to and including February 5, 2008. The aggregate reward that recipients of all 2008 outperformance awards can earn, as measured by the outperformance pool, is subject to a maximum cap of $110 million, although only awards for an aggregate of up to approximately $104.8 million have been granted to date and the balance remains available for future grants, with awards exceeding a potential reward of $1 million requiring the Compensation Committee’s approval.

The outperformance pool will consist of: (1) three percent (3%) of the excess total return above a cumulative absolute TRS hurdle of 30% over the full three-year measurement period (the “Absolute TRS Component”); and (2) three percent (3%) of the excess or deficient excess total return above or below a relative TRS hurdle equal to the total return of the SNL Equity REIT Index over the three-year measurement period (the “Relative TRS Component”). In the event that the Relative TRS Component is potentially positive because our TRS is higher than the total return of the SNL Equity REIT Index, the actual contribution to the outperformance pool from the Relative TRS Component will be subject to a sliding scale factor as follows: (i) 100% of the potential Relative TRS Component will be earned if our TRS is equal to or greater than a cumulative 30% over three years (equivalent to 10% per annum); (ii) 0% will be earned if our TRS is equal to or less than a cumulative 21% over three years (equivalent to 7% per annum); and (iii) a percentage from 0% to 100% calculated by linear interpolation will be earned if our cumulative TRS over three years is between 21% and 30%. The potential Relative TRS Component before application of the sliding scale factor will be capped at $110 million (or such lesser amount as corresponds to the outperformance awards actually granted). In the event that the Relative TRS Component is negative because our TRS is less than the total return of the SNL Equity REIT Index, any outperformance reward potentially earned under the Absolute TRS Component will be reduced dollar for dollar, provided that the potential Absolute TRS Component before reduction for any negative Relative TRS Component will be capped at $110 million (or such lesser amount as corresponds to the outperformance awards actually granted). The algebraic sum of the Absolute TRS Component and the Relative TRS Component determined as described above will never exceed $110 million (or such lesser amount as corresponds to the outperformance awards actually granted).

Each recipient’s 2008 outperformance award is designated as a specified percentage of the aggregate outperformance pool. Assuming the applicable absolute and/or relative TRS thresholds are achieved at the end of the measurement period, the algebraic sum of the Absolute TRS Component and the Relative TRS Component will be calculated and then allocated among all award recipients in accordance with each individual’s percentage. Rewards earned based on performance will, subject to certain exceptions discussed below, vest 25% on February 5, 2011, 25% on February 5, 2012, and 50% on February 5, 2013, based on continued employment. In the event of a change of control of the Company prior to the end of the three-year measurement period, outperformance rewards will be calculated based on the Company’s TRS performance up to the date of the change of control, measured against absolute and relative TRS hurdles pro rated for the shortened performance measurement period, and will vest immediately upon the change of control. In the event of termination of an award recipient’s employment by the Company without cause, by the recipient for good reason, or as a result of retirement prior to the end of the measurement period, the recipient will still be eligible for performance-based vesting at the end of the measurement period based on the Company’s TRS for the entire period, but the earned outperformance reward will be reduced in proportion to the duration of employment relative to the measurement period. Although continued employment will no longer be a vesting condition, the terminated or retired recipient will not be able to transfer or liquidate the award until such time as he or she would have become vested absent termination or retirement. In the event of death or disability prior to the end of the measurement period, a recipient, or his or her estate, will still be eligible for performance-based vesting at the end of the measurement period depending on the Company’s TRS performance for the entire period, but unlike the case of termination or retirement, there will not be any reduction in the size of the earned reward and the award may be transferred or liquidated immediately following the end of the measurement period. If any such change of control, termination, retirement, death or disability occurs after the end of the three-year measurement period, any earned, but unvested portion of the outperformance reward will immediately become vested in full and will be eligible to be transferred or liquidated.

2008 outperformance awards were issued in the form of LTIP units on the grant date, but are subject to forfeiture depending on the extent of rewards actually earned at the end of the measurement period. The number of LTIP units issued initially to award recipients was an estimate of the maximum number of LTIP units that they could earn, based on certain assumptions. The number of LTIP units actually earned by each award recipient will be determined at the end of the performance measurement period by dividing his or her share of the outperformance pool by the average closing price of a share of our common stock for the 15 trading days immediately preceding the measurement date. Total return for us and for the SNL Equity REIT Index over the three-year measurement period and other circumstances will determine how many LTIP units are earned by each recipient; if they are fewer than the number issued initially, the balance will be forfeited as of the performance measurement date.

Prior to the measurement date, LTIP units issued on account of 2008 outperformance awards will be entitled to receive per unit distributions equal to one-tenth (10%) of the regular quarterly distributions payable on a common unit, but will not be entitled to receive any special distributions. After the measurement date, LTIP units, both vested and unvested, which 2008 outperformance award recipients have earned based on the establishment of an outperformance pool will be entitled to receive distributions in an amount per unit equal to distributions, both regular and special, payable on a common unit.

The 2008 outperformance awards to our named executive officers were as follows (each award is expressed as the maximum dollar value of the award and the corresponding percentage allocation based on the aggregate program cap of $110 million):

Name	Maximum Dollar Value	Percentage Allocation
Mr. Zuckerman	$15,000,000	13.64%
Mr. E. Linde	$13,000,000	11.82%
Mr. D. Linde	$12,000,000	10.91%
Mr. Norville	$12,000,000	10.91%
Mr. Ritchey	$12,000,000	10.91%
Mr. LaBelle	$1,500,000	1.36%

Equity Award Grant Policy

Under our Equity Award Grant Policy, our annual grants are approved at a meeting of our Compensation Committee held on or around the third week of January each year. Beginning in 2007, the policy specifies the effective grant date for such awards as immediately following the closing of the New York Stock Exchange on the second trading day after the Company publicly releases its financial results for the prior year. We believe the new policy provides increased certainty and transparency for both employees and investors, while allowing the Compensation Committee the necessary flexibility in making decisions consistent with our past practices.

Our Compensation Committee approves equity awards in dollar values, and the number of shares of restricted stock and/or LTIP Units (see “LTIP Units” below) that are actually issued is calculated by dividing the dollar value of the approved awards by the closing market price on the New York Stock Exchange of a share of our common stock on the effective date of grant.

The Equity Award Grant Policy did not apply to 2008 outperformance awards. Because the 2008 outperformance awards are not “full-value” awards immediately upon issuance, and only have value if certain total return thresholds are satisfied based on performance above an initial baseline value, the Committee determined that the baseline value should be based on a five-day trading average. See “Implementation of 2008 Outperformance Program” above.

LTIP Units

Since 2003 we have used a class of partnership interests in our Operating Partnership, called long term incentive plan units, or LTIP units, as a form of equity-based award for annual long-term incentive equity compensation. LTIP Units are designed to qualify as “profits interests” in the Operating Partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under the Second Amendment and Restatement of the Boston Properties, Inc. Stock Option and Incentive Plan, reducing availability for other equity awards on a one-for-one basis. We also used LTIP units for 2008 outperformance awards, which required some modifications to the terms of the previously established LTIP units to reflect the design of the outperformance program.

LTIP units issued in connection with annual long-term incentive compensation awards, whether vested or not, receive the same per unit distributions as common units of our Operating Partnership, which equal per share dividends (both regular and special) on our common stock. This treatment with respect to distributions is analogous to the treatment of restricted stock. LTIP units issued in connection with 2008 outperformance awards receive per unit distributions equal to 10% of regular quarterly distributions on common units of our Operating Partnership and no special distributions until the performance measurement date for the 2008 outperformance program (February 5, 2011 or consummation of a change of control transaction); thereafter, LTIP units that have been earned based on performance under the 2008 outperformance program, whether vested or not, will receive the same regular and special per unit distributions as common units of our Operating Partnership, which equal per share dividends (both regular and special) on our common stock.

The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but can achieve such parity over time upon the occurrence of specified events. This accretion to parity is driven by partnership tax rules and basically hinges on the circumstance under which LTIP units would become entitled to receive distributions upon a hypothetical liquidation of our Operating Partnership, such that executives will have the right to require our Operating Partnership to redeem their LTIP units at a value equivalent to that of an equal number of common units. Both the liquidation value and the redemption value of LTIP units are based on the book capital account associated with such units for tax purposes. Generally, the book capital account associated with LTIP units when they are initially issued is close to zero, while the book capital account associated with common units is equal on a per unit basis to the price per share of the Company’s common stock. Economic parity is reached when the book capital account of the LTIP units has grown, through special allocations of unrealized or realized gain, to be equal to that of an equal number of common units. Events that allow such special allocations under the partnership agreement and applicable federal tax regulations include: (1) the issuance by the Company of common stock, (2) the issuance by our Operating Partnership of common or other partnership units, (3) significant repurchases of common stock for cash, and (4) the redemption by the Company of common units for cash, in each case so long as the price of the Company’s common stock at the time is higher than the price on the date on which the LTIP units were initially issued. If capital account parity with common units is reached, vested LTIP units become convertible into an equal number of common units. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

LTIP units are awarded in the alternative to restricted stock. One key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives may need to sell a portion of their vested shares to pay taxes on their restricted stock awards from prior years. Conversely, an executive who received LTIP units would generally be taxed only when he or she chooses to liquidate his or her LTIP units, rather than at the time of vesting.

Our Compensation Committee believes that using LTIP units for equity-based awards (1) serves our objectives by increasing the after-tax value of a given equity grant and, therefore, enhances our equity-based compensation package for executives as a whole, (2) advances the separate goal of promoting long-term equity ownership by executives (see “Mandatory Minimum Equity Ownership Policy for Senior Executives” below), (3) has no adverse impact on dilution as compared to using restricted stock, (4) does not increase our recorded expense on account of equity-based compensation awards, and (5) further aligns the interests of executives with the interests of stockholders. Based on these considerations, we offer eligible officers and employees a choice between restricted stock and LTIP units on a one-for-one basis for their annual long-term equity compensation awards and have used LTIP units for 2008 outperformance awards.

Mandatory Minimum Equity Ownership Policy for Senior Executives

Our Compensation Committee has always believed that it is important to align the interests of those in senior management positions with those of our stockholders. As one concrete step to ensure such alignment, on January 16, 2003, the Compensation Committee adopted a mandatory stock ownership requirement for senior management. Under this policy all executive vice presidents must achieve minimum equity ownership equal to three times their annual base salary and all senior vice presidents must achieve minimum equity ownership equal to two times their annual base salary, and then maintain such ownership during their continuing employment. Those persons who were senior executives on January 16, 2003 had until January 1, 2008 to achieve this ownership requirement, while those who were or may be hired or promoted to senior management positions after January 16, 2003 will have a five-year period beginning on January 1 of the year following their appointment. Exceptions may be made for significant extenuating personal circumstances. The types of securities that will be counted toward the equity ownership requirement include shares of our common stock, restricted stock, units of limited partnership interest of our Operating Partnership and LTIP units (excluding those issued on account of 2008 outperformance program awards, until and unless they have been earned based on performance), in each case both vested and unvested, and shares acquired and held through our stock purchase and dividend reinvestment plans. Stock options will not be counted. Our goal in imposing this stock ownership requirement is to demonstrate to our stockholders and the investment community that our senior management is personally committed to our continued financial success.

Employment Agreements

We have entered into employment agreements (see “Potential Payments Upon Termination or Change in Control” below) with each of our named executive officers. These agreements provide for a certain level of severance, generally the sum of base salary plus the prior year’s cash bonus, 12 additional months of vesting in equity-based awards and participation in our health plan for up to 12 months, in the event of a termination of employment by us without cause or by the executives for good reason. In return, each executive agrees, during the term of employment and for one year thereafter, not to compete with us, solicit our tenants or employees or interfere with our relationship with our tenants, suppliers, contractors, lenders, employees or with any governmental agency. We believe that these agreements are fair to the executives and to our stockholders because these agreements provide relatively modest severance in exchange for the negative covenants which protect us. Further, because the severance level is negotiated up front, it makes it easier for our Board to terminate executives for performance reasons without the need for protracted negotiations over severance.

Change in Control Arrangements

We have also entered into agreements with Messrs. Zuckerman and E. Linde to provide them with certain severance benefits in the event of their termination under certain circumstances within 24 months following a “change in control.” (See “Potential Payments Upon Termination or Change in Control” below for further details.) We have also adopted two change in control severance plans, one for our President, Executive Vice Presidents, the Chief Financial Officer and the Regional Office Heads, and the other for our Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with us. These plans also provide severance benefits in the event of termination of employment under certain circumstances within 24 months following a “change in control.” In all instances, these are “double trigger” arrangements, providing severance benefits only upon involuntary termination or constructive termination of the executive officer. (See “Potential Payments Upon Termination or Change in Control” below for further details.) Under our 1997 Stock Plan, all equity awards become fully vested upon a change in control. In our experience, change in control protection for executive officers is common in the REIT industry. Our Compensation Committee believes it is fair to provide severance protection and accelerated vesting of equity grants upon a change in control. Very often, senior managers lose their jobs in connection with a change in control. By agreeing up front to provide severance benefits and accelerated vesting of equity grants in the event of a change in control, our Compensation Committee believes we can reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened change in control and ensure that management is motivated to negotiate the best merger consideration for our stockholders.

Our change in control arrangements also provide for a tax gross-up payment to our named executive officers and other executives covered in the two severance plans described above in the event they become subject to the 20% golden parachute excise tax. We agreed to this payment because at the time of adoption of these plans it was market practice in the REIT industry and because our Compensation Committee believed that our management team should be able to receive what it bargained for without being subject to this tax.

Perquisites

We provide a car and a full-time driver for the use of our Chairman. This allows our Chairman to use his time efficiently for business purposes during his travel time. The cost to the Company for the car, driver and parking in 2007 was $160,558. For our Chief Executive Officer, we provide a Company-owned car (purchased in 2005) for which we pay all maintenance and insurance costs and we also provide him with a designated parking space. The cost to the Company for this car and parking space in 2007 was $10,592. For our other executive officers, we provide a monthly car allowance of $750 and a designated parking space. Apart from these arrangements, we do not provide any other perquisites to our executive officers.

Deferred Compensation Plan

We offer a deferred compensation plan that enables our executives to defer a portion of their base salaries and bonuses. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. We have made this plan available to our executives in order to ensure that our benefits are competitive. See “Nonqualified Deferred Compensation” on page 42.

Other Benefits

Our executives participate in Company-sponsored benefit programs available broadly to generally all our salaried employees, including our employee stock purchase plan and our Section 401(k) plan, which provides a dollar-for-dollar Company matching contribution of 200% of the first 3% of compensation contributed to the plan (utilizing earnings not in excess of an amount established by the Internal Revenue Service ($225,000 in 2007)). Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also available generally to all our salaried employees.

Tax and Accounting Implications

Deductibility of Executive Compensation.

Our Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not deduct compensation of more than $1 million paid to any “covered employee” unless the compensation is paid pursuant to a plan which is performance-related, nondiscretionary and has been approved by our stockholders. To the extent that such compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to ensure our executive officers are compensated in a manner consistent with our best interests and those of our stockholders. Because we qualify as a REIT under the Internal Revenue Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

Accounting for Stock-Based Compensation.

Beginning on January 1, 2005, we began accounting for stock-based awards in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“FAS 123R”).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Boston Properties has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Richard E. Salomon, Chair

Zoë Baird

David A. Twardock

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation paid for 2007 to each of the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)(7)	Total ($)(8)
Mortimer B. Zuckerman	2007	916,346	2,350,000(2)	1,861,475(4)(6)	174,274	5,302,095
Chairman of the Board	2006	600,000	1,916,177(3)	1,062,600(5)(6)	164,886	3,743,663

Edward H. Linde	2007	916,346	2,100,000(2)	1,861,475(4)(6)	10,916	4,888,737
Chief Executive Officer	2006	600,000	1,916,177(3)	1,062,600(5)(6)	11,510	3,590,287

Douglas T. Linde(1)	2007	544,230	1,200,000(2)	1,095,825(4)(6)	29,424	2,869,479
President	2006	488,557	959,244(3)	748,192(5)(6)	28,944	2,224,937

E. Mitchell Norville	2007	471,442	1,000,000(2)	641,550(4)(6)	29,424	2,142,416
Executive Vice President, Chief Operating Officer	2006	436,750	704,236(3)	436,191(5)(6)	169,069	1,746,246

Raymond A. Ritchey	2007	589,423	1,250,000(2)	1,141,475(4)(6)	25,644	3,006,542
Executive Vice President and National Director of Acquisitions and Development	2006	488,557	1,009,244(3)	748,192(5)(6)	25,224	2,271,217

Michael E. LaBelle(1)	2007	215,596	190,000(2)	105,348(4)(6)	19,680	530,624
Senior Vice President, Chief Financial Officer and Treasurer

(1)	Mr. LaBelle was appointed Chief Financial Officer and Treasurer effective November 15, 2007. On that date, Mr. D. Linde relinquished those positions.
(2)	Represents a cash bonus paid to each of the named executive officers in 2008 to reflect performance in 2007.
(3)	Includes a cash bonus paid in 2007 to each of Messrs. Zuckerman, E. Linde, D. Linde, Norville and Ritchey to reflect performance in 2006 as follows: Messrs. Zuckerman and E. Linde – $1,900,000; Mr. D. Linde – $950,000; Mr. Norville – $700,000; and Mr. Ritchey – $1,000,000. Also includes a special cash bonus awarded to each of the named executive officers as follows: Messrs. Zuckerman and E. Linde – $16,177; Messrs. D. Linde and Ritchey – $9,244; and Mr. Norville – $4,236. The special cash bonuses were awarded by the Compensation Committee to each recipient of equity compensation granted on April 28, 2006 to recognize a missed dividend payment resulting from the delay in the grant date of such equity compensation in an amount equal to (1) $0.68 (which was the amount of the missed dividend) multiplied by (2) the number of shares/LTIP units awarded to such employee on April 28, 2006.
(4)	Represents the proportionate amount of the total fair value of stock and LTIP unit awards recognized by us as an expense in 2007 for financial reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with FAS 123R. The awards for which expense is shown in this table include the awards granted in 2007 described in the Grants of Plan-Based Awards table below, as well as awards granted in 2003, 2004, 2005 and 2006 for which we continued to recognize expense in 2007.
(5)

Represents the proportionate amount of the total fair value of stock and LTIP unit awards recognized by us as an expense in 2006 for financial reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123R. The awards for which expense is shown in this table include the awards granted in 2006, as well as awards granted in 2002, 2003, 2004 and 2005 for which we continued to recognize expense in 2006.

(6)	A discussion of the assumptions used in calculating these values can be found in (1) Note 17 to our 2007 audited financial statements beginning on page 128 of our annual report on Form 10-K for the year ended December 31, 2007, (2) Note 17 to our 2006 audited financial statements beginning on page 122 of our annual report on Form 10-K for the year ended December 31, 2006 and (3) Note 16 to our 2005 audited financial statements beginning on page 115 of our annual report on Form 10-K for the year ended December 31, 2005.
(7)	The table below shows the components of “All Other Compensation” for 2007, which include the life insurance premiums paid by us for group term life insurance, our match for each individual who made 401(k) contributions (including restoration matches under our Nonqualified Deferred Compensation Plan), the car and driver provided to Mr. Zuckerman, the car provided to Mr. E. Linde, the car allowances provided to Messrs. D. Linde, Ritchey and Norville and the costs to the Company of providing parking spaces to each individual. The amounts shown for company cars, driver and car allowances in the table below reflect the aggregate cost to the Company without deducting costs attributable to business use. The components of “All Other Compensation” for 2006 for Messrs. Zuckerman, E. Linde, D. Linde Norville and R. Ritchey were reported in our 2007 proxy statement.

Component	Mr. Zuckerman	Mr. E. Linde	Mr. D. Linde	Mr. Norville	Mr. Ritchey	Mr. LaBelle
Life Insurance	$216	$324	$324	$324	$324	$324
401(k) match	13,500	0	13,500	13,500	13,500	12,756
Company Car/Car Allowance	0	3,992	9,000	9,000	9,000	0
Car and Driver	156,483	0	0	0	0	0
Parking	4,075	6,600	6,600	6,600	2,820	6,600

Total “All Other Compensation”	$174,274	$10,916	$29,424	$29,424	$25,644	$19,680

(8)	The amounts shown in the “Total” compensation column for each named executive officer represents the sum of all columns of the Summary Compensation Table.

2007 Grants of Plan-Based Awards

We have provided the following Grants of Plan-Based Awards table to provide additional information about stock awards granted to our named executive officers during the year ended December 31, 2007.

Name	Grant Date	Date of Compensation Committee Approval	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Mortimer B. Zuckerman	2/2/2007	1/24/2007	27,585	3,195,500
Edward H. Linde	2/2/2007	1/24/2007	27,585	3,195,500
Douglas T. Linde	2/2/2007	1/24/2007	13,398	1,552,100
E. Mitchell Norville	2/2/2007	1/24/2007	7,881	913,000
Raymond A. Ritchey	2/2/2007	1/24/2007	14,974	1,734,700
Michael E. LaBelle	2/2/2007	1/24/2007	1,324	160,692

(1)

Stock awards were made in the form of shares of restricted common stock and/or LTIP units at the election of each named executive officer. Each named executive officer, except Mr. LaBelle, elected to receive LTIP units. Mr. LaBelle elected to receive half of his award in the form of LTIP units and half of his award in the form of restricted common stock. Restricted stock and LTIP units are awarded under the 1997 Stock Plan by the Compensation Committee of our Board of Directors. Dividends are payable on restricted stock and distributions are payable on the LTIP units to the same extent and on the same date that dividends and distributions are paid on Boston Properties common stock and common units of our Operating Partnership, respectively. Grantees of restricted stock pay $0.01 per share and grantees of LTIP units pay $0.25 per unit. The awards vest over a four-year period with 25% vesting on each January 15 beginning in 2008.

(2)	The amounts included in this column represent the full grant date fair value of the restricted stock and LTIP unit awards computed in accordance with FAS 123R, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2007 audited financial statements beginning on page 128 of our annual report on Form 10-K for the year ended December 31, 2007.

Outstanding Equity Awards at December 31, 2007

The table below shows the outstanding equity awards held by our named executive officers as of December 31, 2007.

	Option Awards			Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares of Stock or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Mortimer B. Zuckerman	1,156,089	36.45	2/2/2011	22,487	(4)	2,064,531
				34,489	(5)	3,166,435
				23,790	(6)	2,184,160
				27,585	(7)	2,532,579

Edward H. Linde	289,668	36.45	2/2/2011	22,487	(4)	2,064,531
				34,489	(5)	3,166,435
				23,790	(6)	2,184,160
				27,585	(7)	2,532,579

Douglas T. Linde	128,635	32.62	1/17/2012	6,818	(8)	625,961
				11,993	(4)	1,101,077
				18,969	(5)	1,741,544
				13,594	(6)	1,248,065
				13,398	(7)	1,230,070

E. Mitchell Norville	25,976	35.26	1/18/2011	3,410	(8)	313,072
	73,699	32.62	1/17/2012	4,872	(4)	447,298
				8,622	(5)	791,586
				6,230	(6)	571,976
				3,099	(9)	284,519
				7,881	(7)	723,555

Raymond A. Ritchey	66,314	35.26	1/18/2011	6,818	(8)	625,961
	130,058	32.62	1/17/2012	11,993	(4)	1,101,077
				18,969	(5)	1,741,544
				13,594	(6)	1,248,065
				14,974	(7)	1,374,763

Michael E. LaBelle	433	32.62	1/17/2012	455	(8)	41,774
				825	(4)	75,743
				1,931	(5)	177,285
				1,416	(6)	130,003
				1,324	(7)	121,556

(1)

This table does not include LTIP unit and restricted stock grants made in February 2008 reflecting performance in 2007 because they were not outstanding at the end of 2007. Such grants are described in the

“Compensation Discussion and Analysis” section of this proxy statement.
(2)	In January 2008, we paid a special dividend of $5.98 per share of common stock to all stockholders of record as of the close of business on December 31, 2007. In connection with this special dividend, the Board of Directors adjusted all outstanding options that had not been exercised prior to the ex-dividend date for the special dividend to ensure that option holders were in a neutral economic position after giving effect to the payment of the special dividend since they would not receive the dividend. The number of shares subject to each such option was increased and the exercise price correspondingly decreased so that each option had the same fair value to the holder before and after giving effect to the payment of the special dividend. The numbers in these columns reflect these adjustments.
(3)	The market value of such holdings is based on the closing market price of our common stock as reported on the New York Stock Exchange on December 31, 2007 of $91.81 per share.
(4)	On January 30, 2004, each of Messrs. Zuckerman, E. Linde, D. Linde, Norville and Ritchey received awards of LTIP units under the 1997 Stock Plan as follows: Mr. Zuckerman – 29,982 LTIP units; Mr. E. Linde – 29,982 LTIP units; Mr. D. Linde – 15,990 LTIP units; Mr. Norville – 6,496 LTIP units; and Mr. Ritchey – 15,990 LTIP units. On February 18, 2004, Mr. LaBelle received an award of 1,099 shares of restricted common stock under the 1997 Stock Plan. These LTIP units and restricted common shares vest over five years with no LTIP units vesting in the first two years following the date of grant, 25% vesting on February 1, 2007, 35% vesting on February 1, 2008 and 40% vesting on February 1, 2009.
(5)	On January 28, 2005, the named executive officers received awards of LTIP units or shares of restricted common stock under the 1997 Stock Plan as follows: Mr. Zuckerman – 34,489 LTIP units; Mr. E. Linde – 34,489 LTIP units; Mr. D. Linde – 18,969 LTIP units; Mr. Norville – 8,622 LTIP units; Mr. Ritchey – 18,969 LTIP units; and Mr. LaBelle – 1,931 shares. These LTIP units and restricted common shares vest over five years with no LTIP units vesting in the first two years following the date of grant, 25% vesting on February 1, 2008, 35% vesting on February 1, 2009 and 40% vesting on February 1, 2010.
(6)	On April 28, 2006, the named executive officers received awards of LTIP units and/or shares of restricted common stock under the 1997 Stock Plan as follows: Mr. Zuckerman – 23,790 LTIP units; Mr. E. Linde – 23,790 LTIP units; Mr. D. Linde – 13,594 LTIP units; Mr. Norville – 6,230 LTIP units; Mr. Ritchey – 13,594 LTIP units; and Mr. LaBelle – 425 LTIP units and 991 shares. These LTIP units and restricted common shares vest over five years with no LTIP units vesting in the first two years following the date of grant, 25% vesting on January 15, 2009, 35% vesting on January 15, 2010 and 40% vesting on January 15, 2011.
(7)	On February 2, 2007, the named executive officers received awards of LTIP units and/or shares of restricted common stock under the 1997 Stock Plan as follows: Mr. Zuckerman – 27,585 LTIP units; Mr. E. Linde – 27,585 LTIP units; Mr. D. Linde – 13,398 LTIP units; Mr. Norville – 7,881 LTIP units; Mr. Ritchey – 14,974 LTIP units; and Mr. LaBelle – 662 LTIP units and 662 shares. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2008.
(8)	On January 24, 2003, each of Messrs. D. Linde, Norville, Ritchey and LaBelle received an award of restricted common stock under the 1997 Stock Plan as follows: D. Linde – 17,045 shares; Mr. Norville – 8,523 shares; Mr. Ritchey – 17,045 shares; and Mr. LaBelle – 1,136 shares. These shares vest over five years with no shares vesting in the first two years following the date of grant, 25% vesting on February 1, 2006, 35% vesting on February 1, 2007 and 40% vesting on February 1, 2008.
(9)	On August 8, 2006, Mr. Norville received an award of 5,165 LTIP units in connection with his relocation to the Boston area. These LTIP units vest ratably over five years from September 1, 2005, with 20% of the total award vesting on each of the first five anniversaries of such date.

2007 Option Exercises and Stock Vested

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our named executive officers in 2007 and the aggregate number of shares of common stock and LTIP units that vested in 2007. The value realized on exercise is the product of (1) the fair market value of a share of common stock on the date of exercise minus the exercise price, multiplied by (2) the number of shares of common stock underlying exercised options. The value realized on vesting is the product of (1) the fair market value of a share of common stock on the vesting date, multiplied by (2) the number of shares/LTIP units vesting. In each case, the value realized is before payment of any applicable withholding tax and brokerage commissions.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Mortimer B. Zuckerman	0	0	7,495	945,045
Edward H. Linde	410,000	30,532,490	7,495	945,045
Douglas T. Linde	40,000	3,651,553	11,035	1,383,228
E. Mitchell Norville	0	0	6,248	756,299
Raymond A. Ritchey	60,000	5,585,638	11,035	1,383,228
Michael E. LaBelle	350	22,655	671	84,600

(1)	For Messrs. Zuckerman and E. Linde, represents LTIP units that vested in 2007; for Messrs. D. Linde and Ritchey, represents 3,997 LTIP units and 7,038 shares that vested in 2007; for Mr. Norville, represents 2,657 LTIP units and 3,591 shares that vested in 2007; and for Mr. LaBelle, represents common shares that vested in 2007.

Nonqualified Deferred Compensation

We provide our executives with the opportunity to defer up to 20% of their base salary and cash bonuses. Deferrals are credited with earnings or losses based upon the executive’s selection of 14 measurement funds which are all publicly traded mutual funds. Executives may change their selection of measurement funds on a daily basis. The table below summarizes the annual rate of return for the year ended December 31, 2007 for the 14 measurement funds:

Pimco Low Duration Bond	7.66%	Phoenix Real Estate	-16.07%
Pimco Total Return Bond	8.81%	T. Rowe Price Mid-Cap Value	0.60%
Oakmark Equity & Income	11.97%	Artisan Mid-Cap	21.20%
T. Rowe Price Equity Index	5.18%	American Beacon Small Cap Value	-6.64%
Davis NY Venture	4.97%	Buffalo Small Cap(1)	-.33%
AmCent Large Company Value	-0.95%	Dodge & Cox International(2)	11.71%
T. Rowe Price Growth Stock	10.37%	Domini Social Equity	1.46%

(1)	Effective November 30, 2007, Buffalo Small Cap replaced Managers Fremont Institutional Micro-Cap. The annual rate of return for Managers Fremont Institutional Micro-Cap for the year ended December 31, 2007 was 8.32%.
(2)	Effective August 6, 2007, Dodge & Cox International replaced Templeton Foreign. The annual rate of return for Templeton Foreign for the year ended December 31, 2007 was 17.24%.

Benefits under the deferred compensation plan are generally paid in a lump sum upon the executive’s termination of employment prior to attainment of retirement age (age 55 with five years of service) or the executive’s death, or in a lump sum or annual installments for a period of up to 15 years (as previously selected by the executive) upon the executive’s retirement, or six months after the executive’s termination or retirement, whichever is later. Payment will generally start or be made by the January 15 following the year of termination or retirement. Executives may also at the time of deferral elect a fixed distribution date which must be at least five years after the end of the calendar year in which amounts are deferred. The deferred compensation plan also permits an in-service withdrawal of the executive’s account balance attributable to pre-2005 deferrals, subject to a withdrawal penalty equal to 10% of the amount withdrawn.

The following table outlines deferrals made by our named executive officers to the deferred compensation plan during the year ended December 31, 2007, the earnings during the year, and the aggregate account balance of each named executive officer under the deferred compensation plan as of December 31, 2007.

Name	Executive Contributions in 2007 ($)(1)(2)	Registrant Contributions in 2007 ($)		Aggregate Earnings in 2007 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2007 ($)(2)
Mortimer B. Zuckerman	0	0		0	0	0
Edward H. Linde	563,269	0		113,699	0	2,541,515
Douglas T. Linde	0	0		0	0	0
E. Mitchell Norville	0	0		6,083	0	57,727
Raymond A. Ritchey	58,942	0		18,838	0	365,900
Michael E. LaBelle	13,000	300	(3)	1,146	0	25,181

(1)	These amounts do not include any contributions out of bonus payments that were made during 2008 for performance in 2007.
(2)	Of the amounts reported in the contributions column, (a) $183,269 of Mr. E. Linde’s contributions, the entire amount of Mr. Ritchey’s contributions and $7,500 of Mr. LaBelle’s contributions are also included in the Summary Compensation Table as salary for 2007 and (b) $380,000 of Mr. E. Linde’s contributions are also included in the Summary Compensation Table as bonus for 2006. Of the amounts reported in the aggregate balance column, $120,000 of Mr. E. Linde’s aggregate balance and $48,856 of Mr. Ritchey’s aggregate balance are also included in the Summary Compensation Table as salary for 2006.
(3)	Represents the amount credited by the Company to the employee in 2007 as an “Annual 401(k) Restoration Matching Amount” under the deferred compensation plan. Does not include the $450 Annual 401(k) Restoration Matching Amount credited in 2008 with respect to the 2007 plan year, which amount is included in “All Other Compensation” in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Mr. Mortimer B. Zuckerman, as Chairman of the Board of Directors, and Mr. Edward H. Linde, as Chief Executive Officer, each has an employment and noncompetition agreement with us. During the terms of such agreements, Mr. Zuckerman will devote a majority of his business time, and Mr. E. Linde will devote substantially all of his business time, to our business and affairs. The initial term of each agreement is three years beginning on January 17, 2003, in the case of Mr. Zuckerman, and November 29, 2002, in the case of Mr. E. Linde, with automatic one-year renewals commencing on each anniversary date unless written notice of termination is given at least 90 days prior to such date by either party. Apart from base salaries, each of Messrs. Zuckerman and E. Linde is eligible to receive bonus compensation, including equity-based incentive compensation, to be determined in the discretion of the Compensation Committee of our Board of Directors. The base salary of each of Messrs. Zuckerman and E. Linde is to be reviewed annually by the Compensation Committee and may be increased but not decreased at its discretion.

Each of Messrs. Zuckerman’s and E. Linde’s employment with us may be terminated for “cause” by us for (1) gross negligence or willful misconduct, (2) an uncured breach of any of his material duties under the employment agreement, (3) fraud or other conduct against our material best interests, or (4) an indictment of a felony if such indictment has a material adverse effect on our interests or reputation. In addition, each of Messrs. Zuckerman and E. Linde may terminate his employment for “good reason,” which includes (1) a substantial adverse change in the nature or scope of his responsibilities and authority under his employment agreement, (2) a breach by us of any of our material obligations under his employment agreement, or (3) a material change in the geographic location at which he must perform his services.

If the employment of either of Messrs. Zuckerman or E. Linde is terminated by us “without cause” or by either of Messrs. Zuckerman or E. Linde for “good reason,” then the respective employee will be entitled to the amount of his accrued and unpaid target bonus prorated for the number of days actually employed during the year in which his employment is terminated. In addition, the respective employee will be entitled to a severance amount payable over a 12-month period equal to the sum of (x) his base salary plus (y) the amount of his cash bonus received in respect of the immediately preceding year; provided, however, that if any such payment would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code, then no such payment shall be payable prior to the date that is the earlier of (1) six months and one day after his separation from service or (2) his death, and the initial payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of such provision. Each of Messrs. Zuckerman and E. Linde is also entitled to an additional 12 months of vesting in his stock-based awards and, subject to payment of premiums, may also participate in our health plan for up to 12 months.

In the event Messrs. Zuckerman and E. Linde’s employment with us is terminated by reason of death or disability, the respective employee or his beneficiary will be entitled to his accrued and unpaid target bonus prorated for the number of days actually employed during the year in which his employment is terminated. In addition, the respective employee’s equity grants will become fully vested and, subject to payment of premiums, he or his spouse and dependents may also participate in our health plan for up to 18 months.

The employment agreements prohibit each of Messrs. Zuckerman and E. Linde, while he is our director or officer and for one year thereafter, from (1) engaging, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property, (2) intentionally interfering with our relationships with our tenants, suppliers, contractors, lenders or employees or with any governmental agency, or (3) soliciting our tenants or employees. Pursuant to each employment agreement, however, Messrs. Zuckerman and E. Linde may engage in minority interest passive investments which include the acquisition, holding, and exercise of voting rights associated with investments made through (1) the purchase of securities that represent a non-controlling, minority interest in an entity or (2) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation with such entity. In addition, each of Messrs. Zuckerman and E. Linde are expressly permitted to participate as an officer or director of, or advisor to, any organization that is not engaged in commercial real estate activities provided that such activities do not materially restrict his ability to fulfill his obligations to us as an employee and officer. In addition, each employment agreement provides that the noncompetition provision shall not apply if Messrs. Zuckerman’s or E. Linde’s employment is terminated following our change of control.

Messrs. D. Linde, Norville, Ritchey and LaBelle have employment agreements with us similar to that of Mr. E. Linde, except that the initial term of the employment agreements is two years instead of three years, and these employees are permitted to participate as an officer or director of, or advisor to, any charitable or other tax exempt organization only. Additionally, the geographic scope of the noncompetition provisions contained in the employment agreements is limited to our markets at the time of termination of their employment.

Mr. Norville’s employment agreement also provides for his target annual cash bonus to equal 100% of base salary and his target annual equity incentive for 2006 to equal a number of shares of restricted stock or LTIP units with a value equal to $700,000. In addition, to compensate Mr. Norville for relocating to the Boston area, we agreed to grant Mr. Norville a number of shares of restricted stock or LTIP units upon his relocation with a value equal to $500,000 and to pay for temporary car and housing expenses plus a tax gross-up amount with respect to such expenses. This grant was effective as of August 8, 2006, the date of Mr. Norville’s relocation to Boston, and Mr. Norville elected LTIP units. The LTIP units vest ratably over five years from September 1, 2005, with 20% of the total award vesting on each of the first five anniversaries of such date.

The current base salaries for Messrs. Zuckerman, E. Linde, D. Linde, Norville, Ritchey and LaBelle are set forth in the “Compensation Discussion and Analysis” section in this proxy statement.

We entered into severance agreements with each of Mr. Zuckerman and Mr. E. Linde on July 30, 1998. The severance agreements provide for severance benefits to Messrs. Zuckerman and E. Linde in the event of their termination under certain circumstances within 24 months following a “change in control.” In the event a “terminating event” occurs within 24 months following a “change in control,” Messrs. Zuckerman and E. Linde will each receive a lump sum amount equal to $3,630,000. Health, dental and life insurance benefits are provided for three (3) years following termination. Finally, the severance agreements provide for tax protection in the form of excise tax gross-up as well as financial counseling, tax preparation assistance and outplacement counseling. Notwithstanding the foregoing, if any payment or benefit that the employee becomes entitled to receive under the severance agreement would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code, then no such payment or benefit shall be payable or provided prior to the date that is the earlier of (i) six months and one day after the employee’s separation from service, or (ii) the employee’s death. Any such deferred payment shall earn simple interest calculated at the short-term applicable federal rate in effect on the date of termination. On or before the employee’s date of termination, we will make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the amount of such deferred payment plus interest.

We adopted the Boston Properties, Inc. Senior Executive Severance Plan (referred to as the “severance plan”) on July 30, 1998 in order to reinforce and encourage the continued attention and dedication of the President, Executive Vice Presidents, the Chief Financial Officer and the Regional Office Heads. Messrs. D. Linde, Norville, Ritchey and LaBelle are covered under the severance plan. The severance plan provides for the payment of severance benefits to each such executive officer in the event of termination under certain circumstances within 24 months following a “change in control” of up to three (3) times such executive officer’s annual base salary and three (3) times the amount of the average annual bonus earned by the executive officer with respect to the three (3) calendar years immediately prior to the “change in control.” Tax protection, financial counseling, tax preparation assistance, outplacement counseling and continuation of health, dental and life insurance are the same as described above in the severance agreements. Notwithstanding the foregoing, if any payment or benefit that the employee becomes entitled to receive under the severance plan would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code, then no such payment or benefit shall be payable or provided prior to the date that is the earlier of (i) six months and one day after the employee’s separation from service, or (ii) the employee’s death. Any such deferred payment shall earn simple interest calculated at the short-term applicable federal rate in effect on the date of termination. On or before the employee’s date of termination, we will make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the amount of such deferred payment plus interest.

Under our 1997 Stock Plan, unless otherwise provided by the Compensation Committee at the time of grants, all equity grants become fully vested upon a change in control.

The following tables show potential payments and benefits that will be provided to our named executive officers upon the occurrence of certain termination triggering events.

Name	Payment or Benefit	Voluntary Termination, Retirement or Involuntary For Cause Termination ($)(1)	Involuntary Not for Cause Termination/ Good Reason Termination ($)(1)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)(1)
Mortimer B. Zuckerman	Bonus	0	950,000	0	0	950,000
	Severance	0	2,850,000	3,630,000	0	0
	Unvested Equity Awards(2)(3)	0	2,388,162	9,947,705	9,947,705	9,947,705
	Benefits Continuation	0	11,758	38,328	0	17,637
	Other Benefits(4)	0	0	645,000	0	0
	Excise Tax Gross-Up	0	0	0	0	0

	Total	0	6,199,920	14,261,033	9,947,705	10,915,342

Edward H. Linde	Bonus	0	950,000	0	0	950,000
	Severance	0	2,850,000	3,630,000	0	0
	Unvested Equity Awards(2)(3)	0	2,388,162	9,947,705	9,947,705	9,947,705
	Benefits Continuation	0	13,064	42,837	0	19,596
	Other Benefits	0	0	645,000	0	0
	Excise Tax Gross-Up	0	0	0	0	0

	Total	0	6,201,226	14,265,542	9,947,705	10,917,301

Douglas T. Linde	Bonus	0	550,000	0	0	550,000
	Severance	0	1,500,000	3,705,000	0	0
	Unvested Equity Awards(2)(3)	0	1,882,656	5,946,717	5,946,717	5,946,717
	Benefits Continuation	0	14,370	47,022	0	21,555
	Other Benefits(4)	0	0	375,000	0	0
	Excise Tax Gross-Up	0	0	0	0	0

	Total	0	3,947,026	10,073,739	5,946,717	6,518,272

E. Mitchell Norville	Bonus	0	475,000	0	0	475,000
	Severance	0	1,175,000	2,875,000	0	0
	Unvested Equity Awards(2)(3)	0	995,312	3,132,006	3,132,006	3,132,006
	Benefits Continuation	0	14,370	47,022	0	21,555
	Other Benefits(4)	0	0	310,000	0	0
	Excise Tax Gross-Up	0	0	0	0	0

	Total	0	2,659,682	6,364,028	3,132,006	3,628,561

Raymond A. Ritchey	Bonus	0	600,000	0	0	600,000
	Severance	0	1,600,000	3,905,000	0	0
	Unvested Equity Awards(2)(3)	0	1,918,737	6,091,410	6,091,410	6,091,410
	Benefits Continuation	0	13,064	42,837	0	19,596
	Other Benefits(4)	0	0	395,000	0	0
	Excise Tax Gross-Up	0	0	0	0	0

	Total	0	4,131,801	10,434,247	6,091,410	6,711,006

Name	Payment or Benefit	Voluntary Termination, Retirement or Involuntary For Cause Termination ($)(1)	Involuntary Not for Cause Termination/ Good Reason Termination ($)(1)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)(1)
Michael E. LaBelle	Bonus	0	215,000	0	0	215,000
	Severance	0	325,000	945,000	0	0
	Unvested Equity Awards(2)(3)	0	151,670	546,361	546,361	546,361
	Benefits Continuation	0	14,370	47,022	0	21,555
	Other Benefits(4)	0	0	140,000	0	0
	Excise Tax Gross-Up	0	0	468,135	0	0

	Total	0	706,040	2,146,518	546,361	782,916

(1)	Assumes terminating event or change in control occurs on December 31, 2007. For termination in connection with a change in control, assumes termination occurs simultaneously with the change in control. The closing market price of our common stock on the New York Stock Exchange on December 31, 2007 was $91.81 per share.
(2)	In the event of an involuntary not for cause termination or a good reason termination prior to a change in control, the vesting of equity awards will be accelerated by 12 months. Accordingly, the following shares of restricted common stock and LTIP units will vest: Messrs. Zuckerman and E. Linde – 26,012 LTIP units; Mr. D. Linde – 6,818 shares of restricted common stock and 13,688 LTIP units; Mr. Norville – 3,410 shares of restricted common stock and 7,431 LTIP units; Mr. Ritchey – 6,818 shares of restricted common stock and 14,082 LTIP units; and Mr. LaBelle – 1,487 shares of restricted common stock and 165 LTIP units.
(3)	In the event of (a) an involuntary not for cause termination or a good reason termination following a change in control or (b) death or disability, all outstanding equity awards become fully vested. At December 31, 2007, Messrs. Zuckerman, E. Linde, D. Linde, Ritchey, Norville and LaBelle held unvested restricted common stock and LTIP units as follows: Messrs. Zuckerman and E. Linde – 108,351 LTIP units; Mr. D. Linde – 6,818 shares of restricted common stock and 57,954 LTIP units; Mr. Norville – 3,410 shares of restricted common stock and 30,704 LTIP units; Mr. Ritchey – 6,818 shares of restricted common stock and 59,530 LTIP units; and Mr. LaBelle – 4,864 shares of restricted common stock and 1,087 LTIP units.
(4)	Includes outplacement services valued at 20% of current base salary and bonus with respect to the immediately preceding year paid in a lump sum, and financial counseling and tax preparation services valued at $25,000 per year for 36 months.

The amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	accrued salary and vacation pay

•

distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see “Nonqualified Deferred Compensation” on page 42 for the plan balances of each named executive officer under the non-qualified deferred compensation plan)

•	life insurance proceeds in the event of death.

COMPENSATION OF DIRECTORS

Our directors who are also employees receive no additional compensation for their services as directors. During 2007, we paid our non-employee directors:

•	an annual retainer of $50,000 (payable in quarterly installments) for their services

•	an annual retainer of $15,000 (payable in quarterly installments) to the chair of each of the Audit Committee, Compensation Committee and NCG Committee

•	an annual retainer of $15,000 (payable in quarterly installments) to Mr. Twardock for his service on the Significant Transactions Committee

•	$1,500 for each Board of Directors meeting attended

•	$1,500 to the members of the Audit Committee for each Audit Committee meeting attended

•	$1,000 to the members of each of the Compensation Committee and NCG Committee for each committee meeting attended.

Committee attendance fees are received whether or not the committee meeting is held on the same day as a meeting of our Board of Directors. Non-employee directors also are reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.

Each non-employee director has made an election, in accordance with our 1997 Stock Plan and approved by the Board of Directors, to defer all cash retainer and meeting attendance fees payable to such director and to receive his or her deferred cash compensation in the form of our common stock upon the director’s retirement from our Board of Directors. Each director is credited with the number of deferred stock units determined by dividing the amount of the cash compensation deferred during each calendar quarter by the closing market price of our common stock on the New York Stock Exchange on the last trading day of the quarter. Hypothetical dividends on the deferred stock units are “reinvested” in additional deferred stock units based on the closing market price of the common stock on the cash dividend payment date. Payment of a director’s account may only be made in a lump sum of shares of our common stock equal to the number of deferred stock units in a director’s account upon the director’s retirement from our Board of Directors.

Additionally, in 2007 each continuing non-employee director was entitled to receive, on the fifth business day after the annual meeting of stockholders, a number of shares of restricted stock or, if elected by such director, LTIP units (or a combination of both) valued at $65,000. In addition, any new non-employee director will receive, on the fifth business day after his or her initial election to our Board of Directors, a number of shares of restricted stock (or, if offered by the Board of Directors and elected by such director, LTIP units) valued at $35,000. These annual and initial grants are made automatically pursuant to a formal policy adopted by the Board of Directors so that the equity compensation of non-employee directors will be determined by a formula. The actual number of shares of restricted stock or LTIP units that we grant is determined by dividing the fixed value of the grant by the closing market price of our common stock on the New York Stock Exchange on the grant date. Pursuant to this policy, on May 22, 2007, Mses. Baird and Einiger and Messrs. Bacow, Patricof, Salomon and Turchin each received 585 LTIP units and Mr. Twardock received 585 shares of restricted common stock. The LTIP units and restricted stock granted to non-employee directors vest in equal annual installments on the first and second anniversaries of the grant date.

The compensation program for non-employee directors is reviewed from time to time by the Compensation Committee, which then makes such recommendations to the full Board of Directors as it deems advisable. The full Board of Directors is responsible for approving any changes to the program. The compensation program for non-employee directors remained the same for calendar years 2004 through 2006. In 2006, the Company engaged Mercer Human Resource Consulting, an independent compensation consultant, to assist it in conducting a competitive review of the Company’s non-employee director compensation program. More specifically, Mercer reviewed (1) how the use of each component of total compensation (e.g., cash retainers, meeting fees and equity awards) compared to market practice, and (2) how the total compensation for Board and committee members compared to market practice. Mercer’s report presented data comparing our director compensation to market levels using two distinct peer groups, a group of twelve REITs and a group of eleven diversified financial service companies. While management interacted with Mercer on a day-to-day basis throughout its process, the Compensation Committee oversaw the selection of the peer groups and the overall project. Taking into consideration Mercer’s findings and recommendations, as well as the time demands for directors generally and for members of each committee specifically, the Compensation Committee then reported its recommendation for non-employee director compensation to the Board of Directors for approval. During the first quarter of 2007, the Compensation Committee recommended and the Board of Directors approved the compensation program for non-employee directors described above.

The Compensation Committee currently expects that it will review the compensation of non-employee directors once every two years and as circumstances arise that may dictate otherwise.

Director Compensation

The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Lawrence S. Bacow	77,000	43,844	120,844
Zoë Baird	92,375	43,490	135,865
William M. Daley(1)	29,375	11,563	40,938
Carol B. Einiger	78,500	43,844	122,344
Alan J. Patricof	89,000	43,844	132,844
Richard E. Salomon	96,500	43,844	140,344
Martin Turchin	62,000	43,844	105,844
David A. Twardock	100,000	45,729	145,729

(1)	Mr. William M. Daley resigned from the Board of Directors effective May 15, 2007 and forfeited 208 shares of restricted common stock.
(2)	Each director deferred his or her cash fees earned during 2007 and received in lieu thereof deferred stock units pursuant to our 1997 Stock Plan as described above. The following table summarizes the deferred stock units credited to the director accounts during 2007, as well as the aggregate number of deferred stock awards (including dividend equivalents) accumulated in their deferral accounts for all years of service as a director.

Name	Deferred Stock Units Earned during 2007 (#)	Account Balance as of December 31, 2007 (#)
Lawrence S. Bacow	1,063	5,597
Zoë Baird	999	2,397
William M. Daley	495	0	(a)
Carol B. Einiger	958	3,756
Alan J. Patricof	1,847	15,989
Richard E. Salomon	1,706	12,798
Martin Turchin	1,395	12,850
David A. Twardock	1,271	5,626

(a)	On May 15, 2007, the date of Mr. Daley’s retirement from the Board of Directors, the Company issued 4,876 shares of common stock to Mr. Daley in settlement of his deferred stock award account.

(3)	Represents the proportionate amount of the total fair value of restricted common stock and LTIP unit awards granted to non-employee directors recognized by us as an expense in 2007 for financial reporting purposes, disregarding the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with FAS 123R. The awards for which expense is shown in this table include the awards granted in 2005, 2006 and 2007. Each director received an annual grant of restricted common stock or LTIP units on May 22, 2007 with a FAS 123R grant date fair value of $59,345 for LTIP units and $65,000 for restricted common stock. A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2007 audited financial statements beginning on page 128 of our annual report on Form 10-K for the year ended December 31, 2007. As of December 31, 2007, our non-employee directors had the following unexercised option awards and unvested equity awards outstanding:

Name	Stock Options (#)(a)	LTIP Units (#)	Restricted Common Stock (#)
Lawrence S. Bacow	0	585	208
Zoë Baird	0	585	208
William M. Daley	0	0	0
Carol B. Einiger	0	585	208
Alan J. Patricof	0	585	208
Richard E. Salomon	0	585	208
Martin Turchin	5,779	585	208
David A. Twardock	0	0	793

(a)	See Footnote 2 to Outstanding Equity Awards at December 31, 2007 table on page 40.

Director Stock Ownership Guidelines

The Board believes it is important to align the interests of the directors with those of the stockholders and for directors to hold equity ownership positions in Boston Properties. Accordingly, each non-employee director is expected to retain an aggregate number of shares of our common stock, our deferred stock units (and related dividend equivalent rights), and LTIP units, Series Two preferred units (on an as-converted basis) and common units in our Operating Partnership, whether vested or not, equal to at least the aggregate number of such shares or units received by the director as annual retainers during the first three years following the later of: (a) our 2007 annual meeting of stockholders or (b) our annual meeting of stockholders at which the director was initially elected or, if earlier, the first annual meeting of stockholders following the initial appointment of the director. Compliance with these ownership guidelines will be measured as of the end of each fiscal year. Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in the Company shall be exempt from this requirement. The NCG Committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Messrs. Salomon and Twardock and Ms. Baird. None of them has served as an officer or employee of Boston Properties. None of these persons had any relationships with Boston Properties requiring disclosure under applicable rules and regulations of the SEC.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected and appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2008. PricewaterhouseCoopers LLP has audited our consolidated financial statements since our initial public offering in June 1997. Although ratification by stockholders is not required by law or by our By-Laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Boston Properties and its stockholders. If our stockholders do not ratify the appointment PricewaterhouseCoopers LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of PricewaterhouseCoopers LLP will attend the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2007 and 2006 were as follows:

	2007	2006
Audit Fees
Recurring audit, quarterly reviews and accounting assistance for new accounting standards and potential transactions	$1,183,300	$1,200,000
Comfort letters, consents and assistance with documents filed with the SEC and securities offerings	177,940	84,455

Subtotal	1,361,240	1,284,455

Audit-Related Fees
Audits required by lenders, joint ventures, tenants and employee benefit plans	329,300	271,682

Tax Fees
Recurring tax compliance	173,190	148,381
Tax planning and research	125,078	196,231
REIT and other compliance matters	33,695	51,051
Tax assistance for potential transactions	150,002	151,247
Sales and use tax examinations	5,273	0

Subtotal	487,238	546,910

All Other Fees
Software licensing fee	1,500	1,500

Total	$2,179,278	$2,104,547

Auditor Fees Policy

The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The policy requires that all services provided by PricewaterhouseCoopers LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

The Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2007 and 2006 fiscal years.

Vote Required

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. In the absence of your voting instructions, your bank, broker or other nominee may vote your shares in its discretion.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

AUDIT COMMITTEE REPORT

The undersigned members of the Audit Committee of the Board of Directors of Boston Properties submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2007 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Boston Properties, Inc. for the fiscal year ended December 31, 2007.

2.	The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by our Board of Directors. A copy of the Audit Committee Charter is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Submitted by the Audit Committee:

Alan J. Patricof, Chair

Lawrence S. Bacow

Carol B. Einiger

PROPOSAL 3: STOCKHOLDER PROPOSAL

Proposal Concerning the Annual Election of Directors

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, record holder of 100 shares of common stock of Boston Properties, has given formal notice that she will introduce the following resolution at the forthcoming annual meeting and has furnished the following statements in support of her proposal:

RESOLVED: “That the stockholders of Boston Properties recommend that the Board of Directors take the necessary steps to instate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.”

REASONS:

“The great majority of New York Stock Exchange listed corporations elect all their directors each year.”

“This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.”

“Last year the owners of 79,659,439 shares, representing approximately 82.4% of shares voting, voted FOR this proposal. Recently companies such as GOLDMAN SACHS, GANNETT, DOW JONES, BRISTOL MEYERS SQUIBB, GOLDMAN SACHS, LEHMAN BROS., MORGAN STANLEY, HOST MARRIOTT, MARRIOTT INTERNATIONAL, STARWOOD, FEDERATED, PEPCO, PROCTER and GAMBLE and others adopted MY proposal to end the stagger system.”

“If you AGREE, please mark your proxy FOR this resolution.”

This proposal has received OVER EIGHTY percent of shares voting FOR, yet management STILL has NOT adopted it!!

Boston Properties’ Statement in Opposition

Identical proposals have been considered by the stockholders at prior annual meetings of stockholders, including last year’s annual meeting. The proposals were recommendations that the Board of Directors take the necessary steps to instate the annual election of directors. The steps necessary to eliminate the classified board are: (1) adoption of an amendment to our Certificate of Incorporation by the Board of Directors; and (2) approval of the amendment by the affirmative vote of not less than 75% of the outstanding shares entitled to vote. The Board of Directors has carefully considered whether to begin the process to amend the Certificate of Incorporation, but for the reasons noted below, decided that it was not in the best interests of Boston Properties or our stockholders to do so. This decision of the Board of Directors was made by the non-management directors, with Messrs. Zuckerman and E. Linde abstaining.

Ever since the initial public offering of our common stock in June 1997 our Board of Directors has been divided into three classes, with each class serving for staggered three-year terms. This classified structure continues to be an integral part of our overall governance structure, and classified boards continue to be widespread among public companies, including other public companies in the S&P 500 and our peers in the publicly traded REIT industry.

Against this backdrop, the Board of Directors continues to believe that the staggered system of electing directors provides important benefits to Boston Properties and our stockholders and should be retained. The staggered system for the election of directors provides continuity and stability of experienced directors on our

Board of Directors because a majority of the directors will always have prior experience as directors of Boston Properties and will be familiar with our business strategies and operations. The Board of Directors believes the continuity and stability that the staggered system provides, particularly when coupled with our track record of nominating strong independent directors:

•	enables our Board of Directors to better focus on the mid- and long-range planning of our business;

•	helps to prevent abrupt changes in corporate policies that might result if the entire Board of Directors was elected annually; and

•	creates a more experienced and independent Board of Directors that is better able to make fundamental decisions that are in the best interests of our company and our stockholders.

In the event of any unfriendly or unsolicited proposal to take over or restructure Boston Properties, the staggered system would reduce our vulnerability to certain coercive takeover tactics and enhance the Board’s ability to negotiate in the best interests of all stockholders by affording Boston Properties time to negotiate with the sponsor, to consider alternative proposals and to assure that stockholder value is maximized.

In addition, the Board of Directors believes that directors who are elected to three-year terms are no less accountable to stockholders than directors who are elected on an annual basis. Under applicable law, the directors owe to the stockholders fiduciary duties, which do not depend on how often the directors are elected. The Board of Directors believes that this proposal is not in the best interest of Boston Properties or our stockholders.

Vote Required

The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for adoption of this resolution. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner of more than 5% of a class of the Company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed to be not material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to the Company’s categorical standards of director independence. Please refer to the categorical standards under “Director Independence” on page 4 of this Proxy Statement.

In 2007, the Company paid a firm controlled by Mr. Raymond A. Ritchey’s brother aggregate leasing commissions of approximately $848,226. Additionally, from January 1, 2008 to March 24, 2008, the Company paid this firm leasing commissions of approximately $553,034 and given current leasing activity, the Company expects to pay additional commissions to the firm during 2008. Mr. Ritchey is an Executive Vice President of Boston Properties. The Company believes the terms of the related agreements are comparable to, and in most cases more favorable to us than, similar arrangements with other brokers in relevant markets.

On June 30, 1998, we acquired from entities controlled by Mr. Alan B. Landis, who is the brother of Mr. Mitchell S. Landis, the Senior Vice President and Regional Manager of our Princeton office, a portfolio of properties known as the Carnegie Center Portfolio and Tower Center One and related operations and development rights (collectively, the “Carnegie Center Portfolio”). In connection with the acquisition of the Carnegie Center Portfolio, the Operating Partnership entered into a development agreement (the “Development Agreement”) with affiliates of Mr. A. Landis providing for up to approximately 2,000,000 square feet of development in or adjacent to the Carnegie Center office complex. One affiliate of Mr. A. Landis was entitled to a purchase price for each parcel developed under the Development Agreement calculated on the basis of $20 per rentable square foot of property developed. Another affiliate of Mr. A. Landis was eligible to earn a contingent payment for each developed property that achieves a stabilized return in excess of a target annual return ranging between 10.5% and 11%. The Development Agreement also provided that upon negotiated terms and conditions, we and Mr. A. Landis would form a development company to provide development services for these development projects and would share the expenses and profits, if any, of this new company.

On October 21, 2004, the Operating Partnership and Mr. A. Landis entered into an agreement (the “2004 Agreement”) to modify several provisions of the Development Agreement. Under the terms of the 2004 Agreement, the Operating Partnership and affiliates of Mr. A. Landis amended the Development Agreement to limit the rights of Mr. A. Landis and his affiliates to participate in the development of properties under the Development Agreement. Among other things, Mr. A. Landis agreed that (1) Mr. A. Landis and his affiliates will have no right to participate in any entity formed to acquire land parcels or the development company formed by the Operating Partnership to provide development services under the Development Agreement, (2) Mr. A. Landis will have no right or obligation to play a role in development activities engaged in by the development company formed by the Operating Partnership under the Development Agreement or receive compensation from the development company and (3) the affiliate of Mr. A. Landis will have no right to receive a contingent payment for developed properties based on stabilized returns. In exchange, we agreed to:

•

effective as of June 30, 1998, pay Mr. A. Landis $125,000 on January 1 of each year until the earlier of (A) January 1, 2018, (B) the termination of the Development Agreement or (C) the date on which all development properties under the Development Agreement have been conveyed pursuant to the Development Agreement, with $750,000, representing payments of this annual amount from 1998 to 2004, being paid upon execution of the 2004 Agreement; and

•

pay an affiliate of Mr. A. Landis, in connection with the development of land parcels acquired under the Development Agreement, an aggregate fixed amount of $10.50 per rentable square foot of property developed (with a portion of this amount (i.e., $5.50) being subject to adjustment, in specified circumstances, based on future increases in the Consumer Price Index) in lieu of a contingent payment based on stabilized returns, which payment could have been greater or less than $10.50 per rentable square foot of property developed.

The Operating Partnership also continues to be obligated to pay an affiliate of Mr. A. Landis the purchase price of $20 per rentable square foot of property developed for each land parcel acquired as provided in the original Development Agreement. During the 20-year term of the Development Agreement, until such time, if any, as the Operating Partnership elects to acquire a land parcel, an affiliate of Mr. A. Landis will remain responsible for all carrying costs associated with such land parcel.

Pursuant to the Development Agreement, as amended by the 2004 Agreement, we paid Mr. A. Landis $125,000 on each of January 1, 2007 and January 1, 2008. In addition, on July 24, 2007, the Company acquired from Mr. A. Landis 701 Carnegie Center, a land parcel located in Princeton, New Jersey for a purchase price of approximately $3.1 million with the title transferring pending subdivision approval. The land is being acquired in connection with a build-to-suit development for Princeton University.

During 2007, we received lease and related payments of approximately $2.4 million from affiliates of Morgan Stanley for the lease of space at our properties. In addition, during 2007 we invested approximately $385 million in a money market fund managed by an affiliate of Morgan Stanley. We earned approximately $11.8 million in interest on the investment. As of December 31, 2007, the Company no longer had an investment in this fund.

An affiliate of Morgan Stanley was the initial lender to us under our $475 million mortgage loan on Times Square Tower. We repaid the loan in February 2007. During 2007, we paid a total of approximately $3.0 million in interest and other fees to Morgan Stanley’s affiliate under this mortgage loan. For purposes of calculating the foregoing amount, we have assumed that Morgan Stanley’s affiliate retained all of its initial interest in the mortgage, although it is possible that it transferred some or all of their initial interests through securitization transactions or otherwise without our knowledge.

In addition, from time to time the Company engages affiliates of Morgan Stanley for financial advisory and other services. During 2007, we paid Morgan Stanley & Co. Incorporated approximately $11.1 million in underwriting discounts and commissions in connection with the private placement of $862.5 million of 2.875% exchangeable senior notes.

In August 2007, we entered into two treasury rate guarantee hedge transactions, also known as “treasury locks,” with an affiliate of Morgan Stanley to fix the 10-year treasury rate at 4.695% and 4.597%, respectively, on notional amounts of $25 million, respectively. The treasury locks fix the 10-year treasury rate for a long-term fixed-rate financing commencing in April 2008 and expiring in April 2018. On November 2, 2007, we entered into a forward-starting interest rate swap contract with an affiliate of Morgan Stanley to lock the 10-year LIBOR swap rate on a notional amount of $25.0 million at a forward-starting 10-year swap rate of 5.054% per annum. The 10-year treasury rate is a component of the 10-year swap rate and the referenced contract effectively fixed the 10-year treasury rate at 4.384%. The swap contract goes into effect on July 31, 2008 and expires on July 31, 2018. On November 9, 2007, we entered into a treasury lock with an affiliate of Morgan Stanley to fix the 10-year treasury rate at 4.326% per annum on a notional amount of $25.0 million. The treasury lock matures on July 31, 2008. We expect to settle the interest rate contracts in cash at the earlier of their respective commencement dates (i.e., April 1, 2008 or July 31, 2008) or the date we lock the rate on long-term fixed-rate financing.

Based on a Schedule 13G filed with the SEC on February 14, 2008, Morgan Stanley, the parent entity of Morgan Stanley & Co. Incorporated, is the beneficial owner of more than 5% of our common stock. Information regarding the identity of Morgan Stanley’s affiliates is based solely on the list of subsidiaries filed by Morgan Stanley as an exhibit to its Annual Report on Form 10-K filed with the SEC on January 29, 2008.

During 2007, we received lease and related payments of approximately $293,083 from one or more affiliates of ING Groep N.V. for the lease of space at our properties. Based on a Schedule 13G filed with the SEC on February 14, 2008, ING Groep N.V. is the beneficial owner of more than 5% of our common stock. Information regarding the identity of ING Groep N.V.’s affiliates is based solely on the list of subsidiaries filed by ING Groep N.V. as an exhibit to its Annual Report on Form 20-F filed April 20, 2007.

OTHER MATTERS

Expenses of Solicitation

The cost of solicitation of proxies will be borne by Boston Properties. In an effort to have as large a representation at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of Boston Properties. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, MacKenzie Partners, Inc., a proxy solicitation firm, has been engaged by Boston Properties to act as proxy solicitor and will receive fees of $7,500 plus reimbursement of out-of-pocket expenses.

Stockholder Proposals for the 2009 Annual Meeting

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2009 annual meeting must be received by Boston Properties on or before December 5, 2008 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn.: Secretary.

Stockholder proposals to be presented at Boston Properties’ 2009 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2009 annual meeting, must be received in writing at our principal executive office not earlier than January 12, 2009, nor later than February 26, 2009, unless our 2009 annual meeting of stockholders is scheduled to take place before April 12, 2009 or after July 11, 2009. Our By-Laws state that the stockholder must provide timely written notice of such nomination or proposal and supporting documentation as well as be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by Boston Properties at its principal executive office not less than seventy-five (75) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the Anniversary Date or more than sixty (60) days after the Anniversary Date, a stockholder’s notice shall be timely if received by Boston Properties at its principal executive office not later than the close of business on the later of (1) the seventy-fifth (75th) day prior to the scheduled date of such annual meeting or (2) the fifteenth (15th) day following the day on which public announcement of the date of such annual meeting is first made by Boston Properties. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn: Secretary.

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DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours per day, 7 days per week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 11, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

  •   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

  •   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

The Board of Directors recommends a vote “FOR” all the nominees listed.

1. To elect four Class II Directors, each to serve for a three-year term and until their respective successors are duly elected and qualified:					+

01 - Lawrence S. Bacow	☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees
02 - Zoë Baird

03 - Alan J. Patricof	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.
04 - Martin Turchin

The Board of Directors recommends a vote “FOR” Proposal 2.				The Board of Directors recommends a vote “AGAINST” Proposal 3.

	For	Against	Abstain		For	Against	Abstain

2. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Boston Properties, Inc.’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2008.	☐	☐	☐	3. To consider and act upon a stockholder proposal concerning the annual election of directors, if properly presented at the Annual Meeting.	☐	☐	☐
4. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the Annual Meeting and at any adjournments or postponements thereof.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a company or partnership, please sign in full company or partnership name by a duly authorized officer or partner.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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¢	C 1234567890 J N T 1 U P X 0 1 7 0 4 5 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy

BOSTON PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2008

The undersigned hereby appoints Douglas T. Linde and Frank D. Burt, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of Boston Properties, Inc. (the “Annual Meeting”) to be held at 599 Lexington Avenue, New York, NY 10022 on May 12, 2008 at 10:00 a.m., Eastern Time, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement and revokes any proxy heretofore given with respect to the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY,

OR VOTE BY TELEPHONE OR INTERNET.

THIS PROXY IS CONTINUED ON REVERSE SIDE